                                                                               .
                                                                               .
                                                                               .
EXHIBIT 99.4


Index to financial statements

                                                                                                   PAGE
                                                                                                   ----
                           EAGLEPICHER HOLDINGS, INC. AND SUBSIDIARIES
                           ANNUAL FINANCIAL STATEMENTS (AUDITED)
                             Independent Auditors' Report.....................................    F-2
                             Consolidated Balance Sheets as of November 31, 2001 and
                                2002..........................................................    F-3
                             Consolidated Statements of Income (Loss) for the years
                                ended November 30, 2000, 2001 and 2002........................    F-4
                             Consolidated Statements of Shareholders' Equity (Deficit)
                                for the years ended November 30, 2000, 2001 and 2002..........    F-5
                             Consolidated Statements of Cash Flows for the years ended
                                November 30, 2000, 2001 and 2002..............................    F-6
                             Notes to Consolidated Financial Statements.......................    F-7

EAGLEPICHER HOLDINGS INC. AND SUBSIDIARIES


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
EaglePicher Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of EaglePicher Holdings, Inc. and subsidiaries as of November 30, 2001 and 2002, and the related consolidated statements of income (loss), shareholders' equity (deficit), and cash flows for each of the three years in the period ended November 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EaglePicher Holdings, Inc. as of November 30, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note Q, the accompanying 2000 and 2001 financial statements have been restated to reflect the appropriate adoption of EITF 00-10, "Accounting for Shipping and Handling Fees and Costs," which resulted in an increase to Net Sales and a corresponding increase to Cost of Products Sold for transportation costs billed to customers.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
February 3, 2003, except for Note R, as to which the date is July 11, 2003.

                           EAGLEPICHER HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           NOVEMBER 30, 2001 AND 2002
        (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AND PAR VALUE AMOUNTS)

                                                                               2001            2002
                                                                            ---------       ---------
                                         ASSETS
Current Assets:
  Cash and cash equivalents ..........................................      $  24,620       $  31,522
  Receivables, net of doubtful accounts of $1,000 in 2001
    and $435 in 2002 .................................................         97,634          21,473
  Retained interest in Eagle-Picher Funding Corporation, net
    of allowance of $700 in 2002 .....................................             --          29,400
  Costs and estimated earnings in excess of billings .................         10,744          16,942
  Inventories ........................................................         66,449          54,118
  Assets of discontinued operations ..................................         13,646           9,974
  Prepaid expenses and other assets ..................................         14,667          15,437
  Deferred income taxes ..............................................         24,287          10,798
                                                                            ---------       ---------
                                                                              252,047         189,664
Property, Plant and Equipment, net ...................................        210,421         177,135
Goodwill, net of accumulated amortization of $57,435 in 2001
  and $73,257 in 2002 ................................................        179,762         163,940
Prepaid Pension ......................................................         54,676          54,796
Other Assets, net ....................................................         32,028          27,506
                                                                            ---------       ---------
                                                                            $ 728,934       $ 613,041
                                                                            =========       =========
              LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable ...................................................      $  83,863       $  83,621
  Current portion of long-term debt ..................................         39,820          18,625
  Compensation and employee benefits .................................         18,334          20,208
  Billings in excess of costs and estimated earnings .................          2,088             944
  Accrued divestiture reserve ........................................         17,810          17,662
  Liabilities of discontinued operations .............................          5,599           3,417
  Other accrued liabilities ..........................................         36,125          36,506
                                                                            ---------       ---------
                                                                              203,639         180,983
Long-term Debt, net of current portion ...............................        401,169         355,100
Postretirement Benefits Other Than Pensions ..........................         17,873          17,635
Deferred Income Taxes ................................................          6,940              --
Other Long-Term Liabilities ..........................................          9,882           8,928
                                                                            ---------       ---------
                                                                              639,503         562,646
                                                                            ---------       ---------
11.75% Cumulative Redeemable Exchangeable Preferred Stock; 50,000,000
  shares authorized; 14,191 shares issued and outstanding (Mandatorily
  Redeemable at $10,000 per share
  on March 1, 2008) ..................................................        123,086         137,973
                                                                            ---------       ---------
Commitments and Contingencies (Notes I, L and M)
Shareholders' Equity (Deficit):
  Common stock; $0.01 par value each; 1,000,000 shares
    authorized and issued ............................................             10              10
  Additional paid-in capital .........................................         99,991          99,991
  Accumulated deficit ................................................       (123,393)       (175,112)
  Accumulated other comprehensive income (loss) ......................         (5,730)         (4,376)
  Treasury stock, at cost, 27,750 shares in 2001 and 66,500
    shares in 2002 ...................................................         (4,533)         (8,091)
                                                                            ---------       ---------
                                                                              (33,655)        (87,578)
                                                                            ---------       ---------
                                                                            $ 728,934       $ 613,041
                                                                            =========       =========

   The accompanying notes are an integral part of these consolidated balance sheets.

                           EAGLEPICHER HOLDINGS, INC.
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                  YEARS ENDED NOVEMBER 30, 2000, 2001 AND 2002
               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                   2000             2001           2002
                                                                 ---------       ---------       ---------
Net Sales .................................................      $ 752,509       $ 689,776       $ 682,829
                                                                 ---------       ---------       ---------
Operating Costs and Expenses:
  Cost of products sold (exclusive of depreciation) .......        593,688         559,748         534,605
  Selling and administrative ..............................         57,654          49,343          60,348
  Depreciation and amortization of intangibles ............         40,676          42,338          47,299
  Goodwill amortization ...................................         15,877          15,825          15,822
  Restructuring ...........................................             --          14,163           5,898
  Loss (gain) from divestitures ...........................         (3,149)          2,105           6,497
  Management compensation -- special ......................          1,560           3,125           3,383
  Insurance related losses (gains) ........................        (16,000)             --           3,100
                                                                 ---------       ---------       ---------
                                                                   690,306         686,647         676,952
                                                                 ---------       ---------       ---------
Operating Income ..........................................         62,203           3,129           5,877
  Interest expense ........................................        (42,644)        (38,883)        (40,022)
  Other income, net .......................................            624           3,566           1,516
                                                                 ---------       ---------       ---------
Income (Loss) from Continuing Operations Before Taxes .....         20,183         (32,188)        (32,629)
  Income Taxes (Benefit) ..................................          9,321         (10,063)          1,938
                                                                 ---------       ---------       ---------
Income (Loss) from Continuing Operations ..................         10,862         (22,125)        (34,567)
Discontinued Operations:
  Loss from operations of discontinued businesses, net of
     income tax provision (benefit) of $(2,321), $(853) and
     $663 .................................................         (5,252)         (1,430)         (2,265)
  Loss on disposal of discontinued business, including
     provision of $5,685 for operating losses during
     phase-out period, net of income tax benefit of
     $6,084 ...............................................             --         (30,416)             --
                                                                 ---------       ---------       ---------
Net Income (Loss) .........................................          5,610         (53,971)        (36,832)
Preferred Stock Dividends Accreted ........................        (11,848)        (13,282)        (14,887)
                                                                 ---------       ---------       ---------
Loss Applicable to Common Shareholders ....................      $  (6,238)      $ (67,253)      $ (51,719)
                                                                 =========       =========       =========
Basic and Diluted Loss per Share Applicable to Common
  Shareholders:
  Loss from Continuing Operations .........................      $   (0.99)      $  (36.07)      $  (51.25)
  Loss from Discontinued Operations .......................          (5.27)         (32.44)          (2.35)
                                                                 ---------       ---------       ---------
  Net Loss ................................................      $   (6.26)      $  (68.51)      $  (53.60)
                                                                 =========       =========       =========
Weighted Average Number of Common Shares ..................        997,125         981,583         964,979
                                                                 =========       =========       =========

The accompanying notes are an integral part of these consolidated financial statements.

                           EAGLEPICHER HOLDINGS, INC.
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED NOVEMBER 30, 2000, 2001 AND 2002
                            (IN THOUSANDS OF DOLLARS)

                                                                                                                    ACCUMULATED
                                               CLASS A       CLASS B        ADDITIONAL                                 OTHER
                                 COMMON        COMMON        COMMON          PAID-IN            ACCUMULATED        COMPREHENSIVE
                                 STOCK         STOCK         STOCK           CAPITAL              DEFICIT          INCOME (LOSS)
                                 -----         -------       -------        ----------          ------------       -------------
BALANCE NOVEMBER 30,
  1999 ................           $--           $ 6            $ 4            $99,991           $ (49,902)           $  (788)
  Net income ..........            --            --             --                 --               5,610                 --
  Foreign currency
    translation, net
    of  tax of $810 ...            --            --             --                 --                  --             (1,505)
  Purchase of
    treasury stock ....            --            --             --                 --                  --                 --
  Preferred stock
    dividend
    accretion .........            --            --             --                 --             (11,848)                --
                                  ---           ---            ---            -------           ---------            -------
BALANCE NOVEMBER 30,
  2000 ................            --             6              4             99,991             (56,140)            (2,293)

  Net loss ............            --            --             --                 --             (53,971)                --
  Foreign currency
    translation, net
    of tax of $134 ....            --            --             --                 --                  --               (248)
  Gains (losses) on
    hedging
    derivatives, net
    of  tax of $1,718 .            --            --             --                 --                  --             (3,189)
  Amendment to
    capital structure .            10            (6)            (4)                --                  --                 --

  Purchase of
    treasury stock ....            --            --             --                 --                  --                 --
  Preferred stock
    dividend
    accretion .........            --            --             --                 --             (13,282)                --
                                  ---           ---            ---            -------           ---------            -------
BALANCE NOVEMBER 30,
  2001 ................            10            --             --             99,991            (123,393)            (5,730)

  Net loss ............            --            --             --                 --             (36,832)                --
  Foreign currency
    translation, net
    of tax of ($624) ..            --            --             --                 --                  --              1,159
  Gains (loss) on
    hedging
    derivatives, net
    of tax of ($105) ..            --            --             --                 --                  --                195
  Purchase of
    treasury stock ....            --            --             --                 --                  --                 --

  Preferred stock
    dividend
    accretion .........            --            --             --                 --             (14,887)                --
                                  ---           ---            ---            -------           ---------            -------
BALANCE NOVEMBER 30,
  2002 ................           $10           $--            $--            $99,991           $(175,112)           $(4,376)
                                  ===           ===            ===            =======           =========            =======


                                                           TOTAL
                                                        SHAREHOLDERS'
                                       TREASURY            EQUITY         COMPREHENSIVE
                                        STOCK            (DEFICIT)        INCOME (LOSS)
                                      ---------         -------------     -------------
BALANCE NOVEMBER 30,
  1999 ................               $    --            $ 49,311
  Net income ..........                    --               5,610            $  5,610
  Foreign currency
    translation, net
    of  tax of $810 ...                    --              (1,505)             (1,505)
  Purchase of
    treasury stock ....                (2,371)             (2,371)
  Preferred stock
    dividend
    accretion .........                    --             (11,848)
                                      -------            --------            --------
BALANCE NOVEMBER 30,
  2000 ................                (2,371)             39,197            $  4,105
                                                                             ========
  Net loss ............                    --             (53,971)           $(53,971)
  Foreign currency
    translation, net
    of tax of $134 ....                    --                (248)               (248)
  Gains (losses) on
    hedging
    derivatives, net
    of  tax of $1,718 .                    --              (3,189)             (3,189)
  Amendment to
    capital structure .                    --                  --

  Purchase of
    treasury stock ....                (2,162)             (2,162)
  Preferred stock
    dividend
    accretion .........                    --             (13,282)
                                      -------            --------            --------
BALANCE NOVEMBER 30,
  2001 ................                (4,533)            (33,655)           $(57,408)
                                                                             ========
  Net loss ............                    --             (36,832)           $(36,832)
  Foreign currency
    translation, net
    of tax of ($624) ..                    --               1,159               1,159
  Gains (loss) on
    hedging
    derivatives, net
    of tax of ($105) ..                    --                 195                 195
  Purchase of
    treasury stock ....                (3,558)             (3,558)

  Preferred stock
    dividend
    accretion .........                    --             (14,887)
                                      -------            --------            --------
BALANCE NOVEMBER 30,
  2002 ................               $(8,091)           $(87,578)           $(35,478)
                                      =======            ========            ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           EAGLEPICHER HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED NOVEMBER 30, 2000, 2001 AND 2002
                            (IN THOUSANDS OF DOLLARS)

                                                                 2000           2001           2002
                                                               --------       --------       --------
Cash Flows From Operating Activities:
  Net income (loss) .....................................      $  5,610       $(53,971)      $(36,832)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization ......................        59,799         61,870         66,252
     Provisions for discontinued operations .............            --         30,416             --
     Loss (gain) from divestitures ......................        (3,149)         2,105          6,497
     Deferred income taxes ..............................         4,897         (9,344)         6,147
     Changes in assets and liabilities, net of effects of
       acquisitions and divestitures:
       Sale of receivables, net (See Note D) ............            --             --         46,475
       Receivables ......................................         8,428         (2,735)           286
       Inventories ......................................        (8,748)         8,140          4,168
       Prepaid expenses .................................            11         (2,413)          (796)
       Other assets .....................................       (13,617)          (575)         2,609
       Accounts payable .................................        11,568         28,146         (1,703)
       Accrued liabilities ..............................       (23,792)         3,635         (6,213)
       Other, net .......................................         2,726         (1,916)        (6,198)
                                                               --------       --------       --------
  Net cash provided by operating activities .............        43,733         63,358         80,692
                                                               --------       --------       --------
Cash Flows From Investing Activities:
  Proceeds from sales of divisions ......................        85,048             --         10,027
  Proceeds from the sale of property and equipment, and
     other, net .........................................            --             --            639
  Cash paid for acquisitions ............................       (12,306)            --             --
  Capital expenditures ..................................       (40,846)       (35,711)       (16,397)
  Other, net ............................................         4,464           (247)            --
                                                               --------       --------       --------
     Net cash provided by (used in) investing activities         36,360        (35,958)        (5,731)
                                                               --------       --------       --------
Cash Flows From Financing Activities:
  Reduction of long-term debt ...........................       (24,557)       (18,946)       (32,527)
  Net borrowings (repayments) under revolving credit
     agreements .........................................       (61,774)         6,229        (34,736)
  Acquisition of treasury stock .........................        (2,371)        (2,162)          (159)
  Other, net ............................................         1,454           (872)            --
                                                               --------       --------       --------
     Net cash used in financing activities ..............       (87,248)       (15,751)       (67,422)
                                                               --------       --------       --------
Net Cash (Used In) Provided by Discontinued Operations ..         5,819          5,725         (1,713)
                                                               --------       --------       --------
Effect of Exchange Rates on Cash ........................        (1,268)          (221)         1,076
                                                               --------       --------       --------
Net Increase (Decrease) in Cash and Cash Equivalents ....        (2,604)        17,153          6,902
Cash and Cash Equivalents, beginning of year ............        10,071          7,467         24,620
                                                               --------       --------       --------
Cash and Cash Equivalents, end of year ..................      $  7,467       $ 24,620       $ 31,522
                                                               ========       ========       ========
Supplemental Cash Flow Information:
  Interest paid .........................................      $ 43,589       $ 38,419       $ 34,585
                                                               ========       ========       ========
  Income taxes paid (refunded), net .....................      $  6,300       $ (4,500)      $ (4,036)
                                                               ========       ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

EaglePicher Holdings, Inc.
Notes to Consolidated Financial Statements
Years ended November 30, 2000, 2001 and 2002

A. ORGANIZATION AND OPERATIONS

We are a majority-owned subsidiary of Granaria Industries, B.V. ("Granaria Industries"). Granaria Industries formed us to acquire the operations of EaglePicher Incorporated ("EPI" and formerly Eagle-Picher Industries, Inc.). We have no other operations other than the operations of EPI.

We are a diversified manufacturer of advanced technology and industrial products that are used in the automotive, defense, aerospace, environmental testing, medical implant devices, pharmaceutical services, nuclear energy and food and beverage industries, in addition to other industrial arenas. Our business consists of three operating segments: the Automotive Segment, the Technologies Segment and the Filtration and Minerals Segment.

Our Automotive Segment is operated under two separate business units, the Hillsdale division and the Wolverine division. The Hillsdale division produces noise, vibration and harshness ("NVH") dampers for engine crankshafts and drivelines, driveline yokes, flanges, transmission and engine pumps, automatic transmission filtration products, chassis corners and knuckle assemblies and other precision machined components. The Wolverine division produces rubber-coated materials and gaskets for automotive and non-automotive applications.

Our Technologies Segment develops and commercializes advanced power systems for defense, aerospace and commercial applications; produces boron isotopes for nuclear radiation containment; supplies ultra-clean scientific containers for pharmaceutical and environmental testing; and provides contract pharmaceutical services.

Our Filtration and Minerals Segment mines, processes and markets diatomaceous earth for use as a filtration aid, absorbent, performance additive and soil amendment.

Our consolidated financial statements include the accounts of our wholly-owned and majority (50% or more) owned or controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in our unconsolidated affiliates or subsidiaries in which we own at least 20%, or over which we exercise significant influence, are accounted for using the equity method.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Cash Equivalents

Marketable securities with original maturities of three months or less are considered to be cash equivalents.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and collectibility is reasonably assured. Generally, all of these conditions are met at the time we ship our products to our customers. Net Sales and Cost of Products Sold include transportation costs (see Note Q) that are billed to customers. For certain products sold under fixed-price contracts and subcontracts with various United States Government agencies and aerospace and defense contractors, we utilize the percentage-of-completion method of accounting. When we use the percentage-of-completion method, we measure our percent complete based on total costs incurred to date as compared to our best estimate of total costs to be incurred.

Contract costs include direct material, labor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling and administrative expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes to job performance, job conditions, and estimated profitability may result in revisions to contract revenue and costs and are recognized in the period in which the revisions are made. We provided for estimated losses on uncompleted contracts of $935,000 at November 30, 2001 and $468,000 at November 30, 2002.

The asset, Costs and Estimated Earnings in Excess of Billings, represents revenues recognized in excess of amounts billed on individual contracts. The liability, Billings in Excess of Costs and Estimated Earnings, represents billings in excess of revenues recognized on individual contracts.

The following provides information on contracts in progress at November 30 (in thousands of dollars):

                                                           2001           2002
                                                        ---------       ---------
Costs incurred on uncompleted contracts ..........      $  90,222       $ 115,476
Estimated earnings ...............................         17,046          21,664
                                                        ---------       ---------
                                                          107,268         137,140
Less: billings to date ...........................        (98,612)       (121,142)
                                                        ---------       ---------
                                                        $   8,656       $  15,998
                                                        =========       =========
Costs and estimated earnings in excess of billings      $  10,744       $  16,942
Billings in excess of costs and estimated earnings         (2,088)           (944)
                                                        ---------       ---------
                                                        $   8,656       $  15,998
                                                        =========       =========

Concentrations of Credit Risk

Our concentrations of credit risk consist primarily of cash and cash equivalents, trade accounts receivable, retained interest in Eagle-Picher Funding Corporation, and sales concentrations with certain customers. As part of our ongoing control procedures, we monitor concentrations of credit risk associated with financial institutions with which we conduct business. Credit risk with financial institutions is considered minimal as we utilize only high quality financial institutions. We conduct periodic credit evaluations of our customers' financial condition and generally do not require collateral. Our customer base includes all significant automotive manufacturers and their first tier suppliers in North America and Europe. Although we are directly affected by the well-being of the automotive industry, we do not believe significant credit risk existed at November 30, 2002. In addition, during 2002, we formed EPFC, an off balance-sheet qualifying special-purpose entity, to sell an interest in certain receivables. See Note D for a discussion of EPFC. We believe that EPFC assists in the management of our credit risk related to trade receivables as it permits us to sell an interest in our receivables on a non-recourse basis.

Net sales to our largest customer were $98.2 million in 2000, $91.0 million in 2001, and $84.2 million in 2002. No other customer accounted for 10% or more of consolidated sales.

Fair Value of Financial Instruments

Our financial instruments consist primarily of investments in cash and cash equivalents, receivables and certain other assets, as well as obligations under accounts payable, long-term debt and preferred stock. The carrying values of these financial instruments, with the exception of long-term debt and preferred stock, approximate their fair value. See Note H for a discussion of the fair value of the long-term debt and Note I for a discussion of the fair value of preferred stock.

Derivative Financial Instruments

On December 1, 2000, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of SFAS 133." The adoption of these standards was not material to our financial position or results of operations. Under this guidance, all derivative instruments are recognized as assets or liabilities at their fair value on the balance sheet. On the date a derivative contract is entered into, we designate the derivative as either a) a hedge of the fair value of a recognized asset or liability (a fair value hedge), b) a hedge of a forecasted transaction or as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (a cash flow hedge), or c) as a hedge of a net investment in a foreign operation (a net investment hedge). Changes in the fair value of derivatives are either recognized in the income statement or as a component of Accumulated Other Comprehensive Income (Loss) in the balance sheet, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The ineffective portion of derivatives that are designated as hedges is recorded in the consolidated statements of income. From time to time, we enter into interest rate swaps and foreign currency forward exchange contracts to manage our interest costs and foreign currency exposures.

We use interest rate swap contracts to adjust the proportion of our total debt that is subject to variable interest rates. Under our interest rate swap contracts, we agree to pay an amount equal to a specified fixed-rate of interest for a certain notional amount and receive in return an amount equal to a variable-rate. The notional amounts of the contract are not exchanged. No other cash payments are made unless the contract is terminated prior to maturity. Although no collateral is held or exchanged for these contracts, interest rate swap contracts are entered into with a major financial institution in order to minimize our counterparty credit risk. These interest rate swap contracts are designated as cash flow hedges against changes in the amount of future cash flows associated with our interest payments on variable-rate debt. Accordingly, they are reflected at fair value in our balance sheets and the related changes in fair value on these contracts, net of tax, are recorded as a component of Accumulated Other Comprehensive Income (Loss) in our balance sheets. To the extent that any of these contracts are not considered to be effective in offsetting the change in the value of the interest payments being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in our income statement. The net effect of this accounting on our operating results is that interest expense on a portion of variable-rate debt being hedged is generally recorded based on fixed interest rates. At November 30, 2001, we had interest rate swap contracts on $90.0 million notional amount of indebtedness. At November 30, 2002, we had interest rate swap contracts to pay fixed-rates of interest (average rate of 5.68%) on $90.0 million notional amount of indebtedness. The $90.0 million notional amount of outstanding contracts will mature during fiscal year 2004. As of November 30, 2001, we had $4.8 million in unrealized losses under our interest rate swap agreements, and as of November 30, 2002 we had $4.5 million in unrealized losses which represent the fair values of the interest rate swap agreements as of those dates. The fair value of interest rate swap contracts is based on quoted market prices and third-party provided calculations, which reflect the present values of the difference between estimated future variable-rate receipts and future fixed-rate payments. The unrealized losses, net of tax, are recorded in Accumulated Other Comprehensive Income (Loss) in our balance sheets.

We use foreign currency forward exchange contracts to hedge the risk of cash flow fluctuations due to changes in exchange rates on sales denominated in foreign currencies. As part of our overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, we hedge a portion of our foreign currency exposures anticipated over the next twelve-months. To hedge this exposure, we used foreign currency forward exchange contracts that generally have maturities that approximate the timing of the forecasted transactions. Foreign currency forward exchange contracts are placed with a number of major financial institutions in order to minimize our counterparty credit risk. We record these foreign currency forward exchange contracts at fair value in our balance sheets and the related unrealized gains or losses on these contracts, net of tax, are recorded as a component of Accumulated Other Comprehensive Income (Loss) in our balance sheets. These unrealized gains and losses are recognized in the income statement in the period in which the related transactions being hedged are recognized in the income statement. However, to the extent that any of these contracts are not considered to be effective in offsetting the change in the value of the cash flows being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in our income statement. As of November 30, 2001, we had outstanding foreign currency forward exchange contracts with an aggregate notional amount of $14.5 million. Net unrealized losses on these contracts, based on prevailing financial market information, as of November 30, 2001 were $149,000 and were included in Accumulated Other Comprehensive Income
(Loss), net of tax, in our balance sheets. As of November 30, 2002, we had outstanding foreign currency forward exchange contracts with an aggregate notional amount of $13.5 million. Net unrealized losses on these contracts, based on prevailing financial market information, as of November 30, 2002, were $148,000 and were included in Accumulated Other Comprehensive Income (Loss), net of tax, in our balance sheets. During 2000, we recognized $314,000 in gains from foreign currency hedge transactions, which were offset by losses of $157,000. During 2001, we recognized $693,000 in gains from foreign currency hedge transactions, which were offset by losses of approximately $186,000. During 2002, we recognized $52,000 in gains from foreign currency hedge transactions, which were offset by losses of $1.2 million. The fair value of foreign currency contracts represents the amount required to enter into offsetting contracts with similar remaining maturities based on quoted market prices.

Income Taxes

Current income taxes are provided for based upon income for financial statement purposes. Deferred tax assets and liabilities are established based on the difference between the financial statement and income tax bases of assets and liabilities. A valuation allowance represents a provision for uncertainty on the realization of the deferred tax asset.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. Until 2002, the current fiscal year, a substantial portion of domestic inventories were accounted for at cost determined on a last-in, first-out (LIFO) basis. In 2002, our domestic operations changed to the FIFO method. This change in accounting principle was made to provide a better matching of revenue and expenses and to be consistent with prevalent industry practice. This accounting change was not material to the financial statements on an annual or quarterly basis, and accordingly, no retroactive restatement of prior financial statements was made.

Property, Plant and Equipment

We record our investment in property, plant and equipment at cost. We provide for depreciation on property, plant and equipment using the straight-line method over the estimated useful lives of the assets which are generally 20 to 30 years for buildings and 3 to 10 years for machinery and equipment. Improvements which extend the useful life of property are capitalized, while repair and maintenance costs are charged to operations as incurred. Property, plant and equipment acquired in the acquisition of a business, are stated at fair value, based on independent appraisal, as of the date of the acquisition.

Goodwill

Goodwill represents the excess of purchase price paid over the fair value of assets acquired and liabilities assumed in business combinations. This amount has been amortized on a straight-line basis over 15 years. The recoverability of the asset is evaluated periodically as events or circumstances indicate a possible inability to recover its carrying value. Effective December 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets" which addresses goodwill and other intangible assets that have indefinite useful lives and, as such, prescribes that these assets will not be amortized, but rather tested, at least annually, for impairment. This pronouncement also provides specific guidance on performing the annual impairment test for goodwill and intangibles with indefinite lives. Under this new accounting standard, we will no longer amortize our goodwill and will be required to complete an annual impairment test. We have had approximately $16.0 million of goodwill amortization per year that will no longer be recorded in fiscal 2003 and beyond. We have determined that we have six reporting units, as defined in SFAS No. 142, within our three reportable business segments. We have completed our initial impairment test required by this accounting standard and have determined we will not recognize an impairment charge related to the adoption of this accounting standard in 2003.

Pre-Production Costs Related to Long-Term Supply Arrangements

We capitalize costs incurred during the pre-production phase of new product launches for goods that will be sold under long-term supply arrangements, primarily in our Automotive Segment. These costs consist primarily of product development and validation costs. The costs are amortized into Cost of Products Sold over the life of the related programs. At November 30, 2001, the unamortized balance of these costs was $3.0 million, and at November 30, 2002, the unamortized balance was $3.1 million. The unamortized balance is included in Other Assets in the accompanying balance sheets.

Tooling Costs Incurred and Held for Future Customer Reimbursement

We capitalize costs incurred to design and develop molds, dies and other tools for customers that we contract to sell product to under long-term supply arrangements. We are typically reimbursed for these costs when volume production commences; however, we are also reimbursed for these costs over the period of volume production. For contracts where we are reimbursed over the period of volume production, we amortize the balance over the estimated life of the supply arrangement. At November 30, 2001, the unamortized balance of the costs held by us for which ownership will be transferred to the customer was $4.4 million, and at November 30, 2002, the unamortized balance was $5.7 million. The unamortized balance is included in Other Assets in the accompanying balance sheets.

Other Assets

Other assets consist primarily of the pre-production costs related to long-term supply arrangements and tooling costs incurred and held for future customer reimbursement (as discussed above), and debt issuance costs. The debt issuance costs are being amortized over the term of the related debt. The debt issuance costs have an original cost of $26.1 million at November 30, 2001, and $25.4 million at November 30, 2002. The related accumulated amortization amounts are $12.6 million at November 30, 2001, and $14.3 million at November 30, 2002.

Accounting for Long-Lived Assets

Impairment losses are recorded on long-lived assets used in operations when impairment indicators are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying value of such assets. If this occurs, an impairment charge is recorded for the amount by which the carrying value of the long-lived assets exceeds its fair value.

Environmental Remediation Costs

We accrue for environmental expenses when the costs are probable and can be reasonably estimated. The estimated liabilities are not discounted or reduced for possible recoveries from insurance carriers.

Research and Development

Research and development expenditures are expensed in Selling and Administrative expense as incurred. Research and development expense was $11.7 million in 2000, $10.4 million in 2001, and $9.8 million in 2002. Included in these amounts are costs reimbursed by customers for customer sponsored research activities of $7.5 million in 2000, $9.3 million in 2001, and $8.8 million in 2002.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated at current exchange rates, and income and expenses are translated using weighted average exchange rates. Adjustments resulting from translation of financial statements stated in local currencies are included in Accumulated Other Comprehensive Income (Loss). Gains and losses from foreign currency transactions are included in the statements of income (loss).

Reclassifications

During 2002, we reclassified amounts in our 2001 and 2000 financial statements to conform to our 2002 presentation.

Basic and Diluted Income (Loss) Per Share

The calculation of net income (loss) per share is based upon the average number of common shares outstanding. No potentially dilutive shares were outstanding during the three year period ended November 30, 2002.

Management Compensation -- Special

Management compensation -- special expense consists of payments to former officers upon their separation from employment.

Insurance Related Loss (Gains)

In 2000 we received $16.0 million from insurance companies as a result of the settlement of certain claims relating primarily to environmental remediation. In 2002 we recorded a provision of $3.1 million related to a dispute with an insurance carrier over the coverage on a fire which occurred at one of our facilities during 2001.

Recently Released or Adopted Accounting Standards

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets and depreciated over their estimated useful life while the liability is accreted to its expected obligation amount upon retirement. We adopted SFAS No. 143 on December 1, 2002. The adoption did not have a material impact on our financial condition or results of operations.

In September 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which superceded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." The primary difference is that goodwill and certain intangibles with indefinite lives have been removed from the scope of SFAS No. 144, as they are covered by SFAS No. 142, as described above. It also broadens the presentation of discontinued operations to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can clearly be distinguished operationally and for financial accounting purposes from the rest of the entity. We adopted SFAS No. 144 on December 1, 2002. The adoption did not have a material impact on our financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or disposal Activities," which is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The adoption of this statement is not expected to have a material impact on our financial condition or results of operations.

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45") "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. However, the provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. We have not completed the process of evaluating the impact that will result from adopting this interpretation. We therefore are unable to disclose the impact, if any, of adopting this interpretation on our financial position and results of operations.

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest in after that date. A public entity with a variable interest in a variable interest entity created before February 1, 2003, shall apply the provisions of this interpretation (other than the transition disclosure provisions in paragraph 26) to that entity no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. The related disclosure requirements are effective immediately. The impact of this interpretation is not expected to have a material impact on our financial condition or results of operations.

In November 2002, the EITF issued EITF 00-21, "Revenue Arrangements with Multiple Deliverables." EITF 00-21 prescribes a method to account for contracts that have multiple elements or deliverables. It provides guidance on how to allocate the value of a contract to its different deliverables, as well as guidance on when to recognize revenue allocated to each deliverable over its performance period. We are required to adopt EITF 00-21 on December 1, 2003. We are evaluating the impact EITF 00-21 will have on us, but do not expect it to have a material impact on our financial condition or results of operations.

C. ACQUISITIONS, DIVESTITURES AND DISCONTINUED OPERATIONS

Acquisitions

During fiscal 2000, we acquired the assets of the depleted zinc business of Isonics Corporation and the stock of the Blue Star Battery Systems Corporation, a manufacturer of special purpose batteries. These acquisitions were made at an aggregate cost, including acquisition-related expenses, of $13.8 million, consisting of $12.3 million in cash and contingent cash payments of $500,000 annually for three years. These acquisitions were accounted for using the purchase method. The excess of the purchase prices over the assessed values of the net assets was $6.9 million. This amount was allocated to Goodwill in our balance sheets and was amortized over 15 years prior to the adoption of SFAS No. 142 on December 1, 2002. The impact of these transactions on our results of operations in 2000 was not material. See Note M for a discussion of the litigation and subsequent settlement related to this acquisition.

Divestitures

We recognized amounts related to divestitures in our statements of income (loss) during the years ended November 30 as follows: (in thousands of dollars):

                                                               2000          2001          2002
                                                             --------       -------       ------
(Gain) loss on sale of divisions ......................      $(17,077)      $(2,635)      $2,800
Losses recognized related to divisions sold in previous
  years ...............................................        13,928         4,740        3,352
Losses recognized for medical and workers compensation             --            --          345
                                                             --------       -------       ------
                                                             $ (3,149)      $ 2,105       $6,497
                                                             ========       =======       ======

We have indemnified the buyers for certain liabilities related to items such as environmental remediation and warranty issues on divisions sold in previous years. Liabilities for these exposures had been previously recorded by us; however, from time to time, as additional information becomes available, additional amounts may need to be recorded.

During 2000, we sold a significant number of divisions for aggregate net proceeds of $85.0 million. The aggregate net gain resulting from these transactions during 2000 was $17.1 million. This net gain included a gain of $3.7 million resulting from a curtailment of our pension and postretirement plans. Also in 2000, we recorded $13.9 million in losses primarily related to environmental exposures for divisions sold prior to 2000.

During 2001, additional amounts totaling $4.7 million were recorded for various environmental and litigation matters. Also in 2001, we received $2.6 million in cash which was previously held in an escrow account for environmental matters related to a previously sold division. These environmental matters were settled with the regulatory authorities and we have no further exposure. The amount was recorded as a gain on sale of divisions.

During 2002, we sold certain assets and liabilities of our Precision Products business in our Technologies Segment to a group of former employees and divisional management personnel. We received approximately $3.1 million in proceeds and recorded a $2.8 million loss on the sale. During 2002, based on new information that became available, we also recorded additional amounts totaling $3.4 million for various environmental and litigation matters, and $345,000 for medical and worker's compensation claims relating to previous divestitures.

An analysis of the other liabilities related to divestitures is as follows (in thousands of dollars):

Balance at November 30, 1999 .............................      $    877
  Additional amounts recorded for transaction expenses and
     other items .........................................         3,459
  Additional amounts recorded ............................        18,018
  Amounts spent ..........................................        (7,354)
                                                                --------
Balance at November 30, 2000 .............................        15,000
  Additional amounts recorded ............................         4,740
  Amounts spent ..........................................        (1,930)
                                                                --------
Balance at November 30, 2001 .............................        17,810
  Additional amounts recorded ............................         3,697
  Amounts spent ..........................................        (6,757)
  Amounts transferred from discontinued operations .......         2,912
                                                                --------
Balance at November 30, 2002 .............................      $ 17,662
                                                                ========

Discontinued Operations

Effective December 14, 2001, we sold certain of the assets of our former Construction Equipment Division. This division represented our entire former Machinery Segment. The sale price was $6.1 million in cash, plus an estimated working capital adjustment of $1.0 million, and the assumption of approximately $6.7 million of current liabilities. We retained the land and buildings of the Construction Equipment Division's main facility in Lubbock, Texas and lease the facility to the buyer for a five year term. The buyer has an option to buy the facility for $2.5 million, increasing $100,000 per year over the term. We also retained approximately $2.3 million of raw materials inventory, which the buyer was required to purchase within one year. The buyer failed to purchase 25%, or approximately $600,000, of the inventory. We intend to pursue collection actions. Finally, we retained approximately $900,000 of accounts receivable. The Assets of Discontinued Operations at November 30, 2002 include $643,000 of the remaining balance of the inventory as the liabilities associated with this transaction, totaling $2.9 million and representing primarily environmental liabilities have been transferred to the Accrued Divestitures reserve at November 30, 2002.

The measurement date to account for the Machinery Segment as a discontinued operation was March 1, 2001. Accordingly, the results of the Machinery Segment's operations have been reported separately as a discontinued operation in the accompanying financial statements. Net sales from discontinued operations were $82.6 million in 2000 and $65.1 million in 2001. During 2001, we recorded provisions totaling $30.4 million, net of an income tax benefit of $6.1 million. This provision included estimated losses and costs to be incurred in connection with the disposition of the Machinery Segment, including $5.7 million in expected losses during the phase out period from March 1, 2001 to December 14, 2001. An operating loss of $1.7 million, net of a $900,000 tax benefit, was incurred in the first quarter of 2001.

D. ACCOUNTS RECEIVABLE ASSET-BACKED SECURITIZATION (QUALIFYING SPECIAL PURPOSE ENTITY)

During 2002, we entered into an agreement with a major U.S. financial institution to sell an interest in certain receivables through an unconsolidated qualifying special purpose entity, Eagle-Picher Funding Corporation ("EPFC"). Initially $47.0 million of proceeds from this new facility were used primarily to payoff amounts outstanding under our existing Receivables Loan Agreement with our wholly-owned subsidiary, Eagle-Picher Acceptance Corporation. This agreement provides for the sale of certain receivables to EPFC, which in turn sells an interest in a revolving pool of receivables to the financial institution. EPFC has no recourse against us for failure of the debtors to pay when due. The agreement provides for the continuation of the program on a revolving basis until the earlier of a) the maturity of our senior credit facility, or b) assuming we are able to refinance our senior credit facility, the fourth quarter of 2004.

We account for the securitization of these sold receivables in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities -- a Replacement of FASB Statement No. 125." Under this guidance, at the time the receivables are sold, the balances are removed from our financial statements. For purposes of calculating our debt compliance under our Credit Agreement (see Note H for a discussion of our debt), we include the debt outstanding on EPFC.

In conjunction with the initial transaction, we sold $82.5 million of receivables to EPFC, and we incurred charges of $1.5 million which are included in Interest Expense in the accompanying statements of operations. We continue to service sold receivables and receive a monthly servicing fee from EPFC of approximately 1% per annum of the receivable pool's average balance. As this servicing fee approximates our cost to service, no servicing asset or liability has been recorded at November 30, 2002. We retain an interest in a portion of the receivables transferred, representing an over collateralization on the securitization. Our involvement with both this over collaterization interest and the transferred receivables is generally limited to the servicing performed. The carrying value of our interest in the receivables is recorded at fair value, which is estimated as its net realizable value due to the short duration of the receivables transferred. The net realizable value considers the collection period and includes an estimated provision for credit losses and returns and allowances, which is based on our historical results and probable future losses.

At November 30, 2002, our interest in EPFC was $29.4 million and the revolving pool of receivables that we service totaled $77.5 million. At November 30, 2002, the outstanding balance of the interest sold to the financial institution recorded on EPFC was $46.5 million. During the year ended November 30, 2002, we sold, outside of the initial sale, $568.2 million of accounts receivable to EPFC. During 2002, EPFC collected $546.8 million of cash that was reinvested in new securitizations. The effective interest rate as of November 30, 2002 in the securitization was approximately 2.55%.

E. RESTRUCTURING

During 2001, we recorded asset write-downs and other charges totaling $14.1 million in connection with a restructuring plan (the "Plan") announced in November 2001. The Plan primarily relocates our corporate headquarters from Cincinnati, Ohio to Phoenix, Arizona and closes three plants in the Technologies Segment as a result of the elimination of certain product lines in the Power Group business. The costs related to the Plan, which were recognized as a separate component of operating expenses during 2001, included $5.4 million related to the facilities, $5.0 million related to severance of approximately 165 employees and $3.7 million in other costs to exit business activities.

The facility costs of $5.4 million include a non-cash adjustment of $1.3 million to write down the carrying value of the three plants to their estimated fair value in holding them for sale, a non-cash charge of $2.2 million on the loss of abandoning the machinery and equipment and other assets at the plant locations and at corporate headquarters, and a $1.9 million charge for future lease commitments, net of estimated proceeds received from subleasing the various spaces. The asset impairment adjustments are recorded against Property Plant and Equipment in our balance sheets. The other shutdown costs to exit the business consist primarily of a $3.0 million non-cash charge related to inventory. The $7.4 million restructuring reserve balance as of November 30, 2001 is included in Other Accrued Liabilities.

During 2002, we determined that a portion of the assets in our over-funded pension plan at November 30, 2001 could be made available to pay severance costs related to the Plan. Accordingly, we have amended our pension plan and have provided new or amended severance plans to allow for such payments. Accordingly, a portion of our restructuring liability has been paid from our prepaid pension asset.

In May 2002, we announced we would exit the Gallium business in our Technologies Segment due to the downturn in the fiber-optic, telecommunication and semiconductor markets, the primary markets for our Gallium products. This action resulted in a $5.5 million charge to restructuring expense. This charge consists of an inventory impairment totaling $2.9 million, representing the loss to be incurred from the liquidation of current inventory. The charge also consists of an accrual totaling $2.4 million recorded in Other Accrued Liabilities representing primarily the loss to be incurred from the liquidation of inventory to be purchased under firm purchase commitments. In addition, a $200,000 asset impairment charge was recorded against Property, Plant and Equipment.

The remaining balance of $3.3 million as of November 30, 2002, is included in Other Accrued Liabilities in our balance sheets. An analysis of the facilities, severance and other costs incurred related to restructuring reserves is as follows (in thousands of dollars):

                                                       FACILITIES     SEVERANCE    OTHER COSTS      TOTAL
                                                       ----------     ---------    -----------     -------
Original Reserves .................................      $ 1,850       $ 5,044       $   694       $ 7,588
Amounts spent .....................................           --          (202)           --          (202)
                                                         -------       -------       -------       -------
Balance at November 30, 2001 ......................        1,850         4,842           694         7,386
Amounts paid from prepaid pension assets ..........           --        (3,080)           --        (3,080)
Additional amounts recorded for exiting the Gallium
  business ........................................           --            --         2,382         2,382
Additional provision for severance liability ......           --           416            --           416
Amounts spent .....................................         (221)       (1,864)       (1,736)       (3,821)
                                                         -------       -------       -------       -------
Balance at November 30, 2002 ......................      $ 1,629       $   314       $ 1,340       $ 3,283
                                                         =======       =======       =======       =======

F. INVENTORIES

Inventories consisted of the following at November 30 (in thousands of dollars):

                                                   2001           2002
                                                 --------       -------
Raw materials and supplies ................      $ 22,527       $25,365
Work-in-process ...........................        26,783        14,058
Finished goods ............................        18,096        14,695
                                                 --------       -------
                                                   67,406        54,118
Adjustment to state inventory at LIFO value          (957)           --
                                                 --------       -------
                                                 $ 66,449       $54,118
                                                 ========       =======

G.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at November 30 (in thousands of dollars):

                                      2001             2002
                                    ---------       ---------
Land and land improvements ...      $  15,308       $  14,828
Buildings ....................         66,973          64,277
Machinery and equipment ......        236,294         260,646
Construction in progress .....         25,197          10,777
                                    ---------       ---------
                                      343,772         350,528
Less: accumulated depreciation       (133,351)       (173,393)
                                    ---------       ---------
                                    $ 210,421       $ 177,135
                                    =========       =========

H. LONG-TERM DEBT

Long-term debt consisted of the following at November 30 (in thousands of dollars):

                                                                2001            2002
                                                             ---------       ---------
Credit Agreement:
  Revolving credit facility, due February 27, 2004 ....      $ 142,000       $ 121,500
  Term loan, due 2003 .................................         47,739          16,925
Accounts Receivable Loan Agreement, paid-off in January

  2002 ................................................         14,250              --
Senior Subordinated Notes, 9.375% interest, due 2008 ..        220,000         220,000
Industrial Revenue Bonds, 1.8% to 2.2% interest, due
  2005 ................................................         17,000          15,300
                                                             ---------       ---------
                                                               440,989         373,725
Less: current portion .................................        (39,820)        (18,625)
                                                             ---------       ---------
Long-term debt, net of current portion ................      $ 401,169       $ 355,100
                                                             =========       =========

Aggregate maturities of long-term debt are as follows at November 30, 2002 (in thousands of dollars):

                     2003........    $    18,625
                     2004........        123,300
                     2005........         11,800
                     2006........            --
                     2007........            --
                     Thereafter..        220,000
                                     -----------
                                     $   373,725

Credit Agreement

We have a syndicated senior secured loan facility ("Credit Agreement") providing an original term loan ("Term Loan") of $75.0 million, as amended, and a $220.0 million revolving credit facility ("Facility"). The Facility and the Term Loan bear interest, at our option, at LIBOR rate plus 2.75%, or the bank's prime rate plus 1.5%. Interest is generally payable quarterly on the Facility and Term Loan. We have entered into interest rate swap agreements to manage our variable interest rate exposure. See Note B for a discussion of our outstanding interest rate swap agreements. Our weighted average effective interest rate during 2002 was 7.36% and during 2001 was 8.85%. The amounts are not comparable because during 2002 we completed our accounts receivable asset-backed securitization (see Note D) that significantly reduced our Credit Agreement borrowings in 2002 compared to 2001.

At November 30, 2002, we had $42.2 million in outstanding letters of credit under the Facility, which together with borrowings of $121.5 million, made our available borrowing capacity of $56.3 million. However, due to various financial covenant limitations under the Credit Agreement, we could only incur an additional $39.3 million of indebtedness at November 30, 2002. The Credit Agreement also contains certain fees. There are fees for letters of credit equal to 2.75% per annum for all issued letters of credit, and there is a commitment fee on the Facility equal to 0.5% per annum of the unused portion of the Facility. If we meet or fail to meet certain financial benchmarks, the interest rate spreads on the borrowing, the commitment fees and the fees for letters of credit may be reduced or increased.

The Credit Agreement is secured by our capital stock, the capital stock of our domestic United States subsidiaries, a certain portion of the capital stock of our foreign subsidiaries, and substantially all other property of our United States subsidiaries. Additionally, the Credit Agreement is guaranteed by us and certain of our subsidiaries (see "Subsidiary Guarantors and Non-Guarantors" below).

The Credit Agreement contains covenants that restrict our ability to declare dividends or redeem capital stock, incur additional debt or liens, alter existing debt agreements, make loans or investments, form joint ventures, undergo a change in control or engage in mergers, acquisitions or asset sales. These covenants also limit the annual amount of capital expenditures and require us to meet certain minimum financial ratios. For purposes of determining outstanding debt under our Credit Agreement, we include the debt outstanding on EPFC, our off-balance sheet special purpose entity (see Note D, for a detailed discussion of EPFC). We are in compliance with all covenants at November 30, 2002.

In addition to regularly scheduled payments on the Credit Agreement, we are required to make mandatory prepayments equal to 50.0% of annual excess cash flow as defined in the Credit Agreement. The net proceeds from the sale of assets (subject to certain conditions), the net proceeds of certain new debt issued, and 50.0% of the net proceeds of any equity securities issued are also subject to mandatory prepayments on the Credit Agreement. No excess cash flow payments were due for the years ended November 30, 2001 and 2002.

Accounts Receivable Loan Agreement

Prior to the formation of EPFC, we had an accounts receivable loan agreement, whereby, we sold certain of our trade receivables to a wholly-owned, consolidated subsidiary, Eagle-Picher Acceptance Corporation. The receivables were then used as security for loans made under a separate revolving credit facility. This accounts receivable loan agreement was paid-off with the formation of EPFC. See Note D for a discussion of EPFC.

Senior Subordinated Notes

Our Senior Subordinated Notes require semi-annual interest payments on September 1 and March 1. The Senior Subordinated Notes, which are unsecured, are redeemable at our option, in whole or in part, any time after February 28, 2003 at set redemption prices. We are required to offer to purchase the Senior Subordinated Notes at a set redemption price should there be a change in control. The Senior Subordinated Notes contain covenants which restrict or limit our ability to declare or pay dividends, incur additional debt or liens, issue stock, engage in affiliate transactions, undergo a change in control or sell assets. We are in compliance with these covenants at November 30, 2002. The Senior Subordinated Notes are guaranteed by us and certain of our subsidiaries (see "Subsidiary Guarantors and Non-Guarantors" below).

Industrial Revenue Bonds

Our industrial revenue bonds require monthly interest payments at variable interest rates based on the market for similar issues and are secured by letters of credit issued under the Facility described above.

Effective Interest Rates and Fair Value of Long-term Debt

Our effective interest rate under our outstanding debt at November 30, 2001 was 8.07% and at November 30, 2002 was 8.53% (including the effect of the interest rate swaps). Our debt had an estimated fair value of $337.2 million at November 30, 2001, and $303.3 million at November 30, 2002. The estimated fair value of our debt, except for our Senior Subordinated Notes, was calculated based on using discounted cash flow analysis based on current rates offered for similar issues of other debt. For our Senior Subordinated Notes, we were provided the fair market value by the primary market maker of the Senior Subordinated Notes, who based the amount on the current market conditions at November 30, 2001 and 2002 as there is generally no significant trading activity in our Senior Subordinated Notes.

Subsidiary Guarantors and Non-Guarantors

Both the Credit Agreement and the Senior Subordinated Notes were issued by our wholly-owned subsidiary, EPI, and are guaranteed on a full, unconditional, and joint and several basis by us and certain of our wholly-owned domestic subsidiaries ("Subsidiary Guarantors"). We have determined that full financial statements and other disclosures concerning EPI or the Subsidiary Guarantors would not be material to investors, and such financial statements are not presented. EPI and the Subsidiary Guarantors are subject to restrictions on the payment of dividends under the terms of both the Credit Agreement and the Senior Subordinated Notes. The following supplemental condensed combining financial statements present information regarding EPI, as the Issuer, the Subsidiary Guarantors and Non-Guarantor Subsidiaries.

                           EAGLEPICHER HOLDINGS, INC.
                 SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEETS
                             AS OF NOVEMBER 30, 2001
                            (IN THOUSANDS OF DOLLARS)

                                                 GUARANTORS
                                  ------------------------------------------
                                                                                     NON-
                                                                                  GUARANTORS
                                                 EAGLEPICHER      SUBSIDIARY       FOREIGN
                                   ISSUER       HOLDINGS, INC.    GUARANTORS     SUBSIDIARIES     ELIMINATIONS      TOTAL
                                  ---------     --------------    ----------     ------------     ------------    ---------
ASSETS
Current Assets:
Cash and cash equivalents ..      $  17,145       $       1         $    471      $   6,936       $      67       $  24,620
Receivables, net ...........        (18,238)             --          103,168         12,704              --          97,634
Costs and estimated earnings
  in excess of billings ....             --              --           10,744             --              --          10,744
Intercompany accounts
  receivable ...............         46,674              --            3,559             65         (50,298)             --
Inventories ................          4,129              --           51,983         11,708          (1,371)         66,449
Assets of discontinued
  operations ...............          3,610              --               --         16,342          (6,306)         13,646
Prepaid expenses ...........          6,948              --            6,152          2,432            (865)         14,667
Deferred income taxes ......         24,287              --               --             --              --          24,287
                                  ---------       ---------         --------      ---------       ---------       ---------
                                     84,555               1          176,077         50,187         (58,773)        252,047
Property, Plant and
  Equipment, net ...........         28,733              --          157,653         24,067             (32)        210,421
Investment in
  Subsidiaries .............        271,708          78,066           16,058             --        (365,832)             --
Goodwill, net ..............         41,939              --          120,969         19,994          (3,140)        179,762
Prepaid Pension ............         54,676              --               --             --              --          54,676
Other Assets ...............         33,227          (4,533)           3,468         10,712         (10,846)         32,028
                                  ---------       ---------         --------      ---------       ---------       ---------
                                  $ 514,838       $  73,534         $474,225      $ 104,960       $(438,623)      $ 728,934
                                  =========       =========         ========      =========       =========       =========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
  (DEFICIT)
Current Liabilities:
Accounts payable ...........      $  16,156       $      --         $ 62,171      $   5,536       $      --       $  83,863
Intercompany accounts
  payable ..................             76              --               48          7,404          (7,528)             --
Long-term debt -- current
  portion ..................         25,569              --           14,250          7,293          (7,292)         39,820
Liabilities of discontinued
  operations ...............             --              --               --          5,599              --           5,599
Other accrued liabilities ..         42,059              --           29,386          2,911               1          74,357
                                  ---------       ---------         --------      ---------       ---------       ---------
                                     83,860              --          105,855         28,743         (14,819)        203,639
Long-term Debt, less current

  portion ..................        401,169              --           42,452             --         (42,452)        401,169
Postretirement Benefits
  Other Than Pensions ......         17,873              --               --             --              --          17,873
Deferred Income Taxes ......          9,362              --               --            663          (3,085)          6,940
Other Long-term
  Liabilities ..............          8,038              19            1,000            825              --           9,882
                                  ---------       ---------         --------      ---------       ---------       ---------
                                    520,302              19          149,307         30,231         (60,356)        639,503
Intercompany Accounts ......       (273,724)             --          252,557         35,782         (14,615)             --
Preferred Stock ............             --         123,086               --             --              --         123,086
Shareholders' Equity
  (Deficit) ................        268,260         (49,571)          72,361         38,947        (363,652)        (33,655)
                                  ---------       ---------         --------      ---------       ---------       ---------
                                  $ 514,838       $  73,534         $474,225      $ 104,960       $(438,623)      $ 728,934
                                  =========       =========         ========      =========       =========       =========

                           EAGLEPICHER HOLDINGS, INC.
                 SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEETS
                             AS OF NOVEMBER 30, 2002
                            (IN THOUSANDS OF DOLLARS)

                                                  GUARANTORS
                                   ------------------------------------------
                                                                                      NON-
                                                                                   GUARANTORS
                                                  EAGLEPICHER      SUBSIDIARY       FOREIGN
                                    ISSUER       HOLDINGS, INC.    GUARANTORS     SUBSIDIARIES     ELIMINATIONS      TOTAL
                                   ---------     --------------    ----------     ------------     ------------    ---------
ASSETS
Current Assets:
Cash and cash equivalents ...      $  27,694       $       1       $  (4,895)      $   7,902       $     820       $  31,522
Receivables and retained
  interest, net .............          2,535              --          31,472          16,866              --          50,873
Costs and estimated earnings
  in excess of billings .....             --              --          16,942              --              --          16,942
Intercompany accounts
  receivable ................          1,997              --           6,228           2,037         (10,262)             --
Inventories .................          3,957              --          39,394          12,683          (1,916)         54,118
Assets of discontinued
  operations ................            643              --              --           9,331              --           9,974
Prepaid expenses and other
  assets ....................          7,840              --           4,755           4,456          (1,614)         15,437
Deferred income taxes .......         10,798              --              --              --              --          10,798
                                   ---------       ---------       ---------       ---------       ---------       ---------
                                      55,464               1          93,896          53,275         (12,972)        189,664
Property, Plant and
  Equipment, net ............         24,016              --         129,052          24,067              --         177,135
Investment in Subsidiaries ..        239,864          58,509          18,286              --        (316,659)             --
Goodwill, net ...............         37,339              --         116,586          13,154          (3,139)        163,940
Prepaid Pension .............         54,796              --              --              --              --          54,796
Other Assets, net ...........         14,296          (8,091)         21,744          11,070         (11,513)         27,506
                                   ---------       ---------       ---------       ---------       ---------       ---------
                                   $ 425,775       $  50,419       $ 379,564       $ 101,566       $(344,283)      $ 613,041
                                   =========       =========       =========       =========       =========       =========
LIABILITIES AND SHAREHOLDERS'
  EQUITY (DEFICIT)
Current Liabilities:
Accounts payable ............      $  15,398       $      --       $  53,151       $  14,252       $     820       $  83,621
Intercompany accounts
  payable ...................          3,171              --           5,887           1,184         (10,242)             --
Current portion of long-term
  debt ......................         18,625              --              --              --              --          18,625
Liabilities of discontinued
  operations ................             --              --              --           3,417              --           3,417
Other accrued liabilities ...         46,313              --          25,128           3,879              --          75,320
                                   ---------       ---------       ---------       ---------       ---------       ---------
                                      83,507              --          84,166          22,732          (9,422)        180,983
Long-term Debt, net of

  current portion ...........        355,100              --              --          11,491         (11,491)        355,100
Postretirement Benefits Other
  Than Pensions .............         17,635              --              --              --              --          17,635
Other Long-term
  Liabilities ...............          8,687              --              --             216              25           8,928
                                   ---------       ---------       ---------       ---------       ---------       ---------
                                     464,929              --          84,166          34,439         (20,888)        562,646
Intercompany Accounts .......       (282,707)             24         267,578          25,925         (10,820)             --
Preferred Stock .............             --         137,973              --              --              --         137,973
Shareholders' Equity
  (Deficit) .................        243,553         (87,578)         27,820          41,202        (312,575)        (87,578)
                                   ---------       ---------       ---------       ---------       ---------       ---------
                                   $ 425,775       $  50,419       $ 379,564       $ 101,566       $(344,283)      $ 613,041
                                   =========       =========       =========       =========       =========       =========

                           EAGLEPICHER HOLDINGS, INC.
          SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME (LOSS)
                          YEAR ENDED NOVEMBER 30, 2000
                            (IN THOUSANDS OF DOLLARS)

                                                  GUARANTORS
                                   ------------------------------------------
                                                                                      NON-
                                                                                   GUARANTORS
                                                  EAGLEPICHER      SUBSIDIARY       FOREIGN
                                    ISSUER       HOLDINGS, INC.    GUARANTORS     SUBSIDIARIES   ELIMINATIONS      TOTAL
                                   ---------     --------------    ----------     ------------   ------------    ---------
Net Sales:
  Customers .................      $ 74,650       $      --       $ 593,408       $ 84,451       $      --       $ 752,509
  Intercompany ..............        16,470              --          12,856          9,997         (39,323)             --
                                   --------       ---------       ---------       --------       ---------       ---------
                                     91,120              --         606,264         94,448         (39,323)        752,509
                                   --------       ---------       ---------       --------       ---------       ---------
Operating Costs and Expenses:
  Cost of products sold
    (exclusively of
    depreciation) ...........        55,066              --         497,162         80,698         (39,238)        593,688
  Selling and
    administrative ..........        25,454               9          24,144          8,345            (298)         57,654
  Intercompany charges ......       (11,370)             --          11,370           (298)            298              --
  Depreciation and
    amortization of
    intangibles .............         4,492              --          32,540          3,644              --          40,676
  Goodwill amortization .....         3,736              --          11,100          1,041              --          15,877
  Other .....................           663              --          (4,057)       (14,238)             43         (17,589)
                                   --------       ---------       ---------       --------       ---------       ---------
                                     78,041               9         572,259         79,192         (39,195)        690,306
                                   --------       ---------       ---------       --------       ---------       ---------
Operating Income (Loss) .....        13,079              (9)         34,005         15,256            (128)         62,203
Other Income (Expense):
  Interest (expense)
    income ..................       (16,311)             --         (31,969)        (2,682)          8,318         (42,644)
  Other income (expense),
    net .....................         1,247              --           7,790            (95)         (8,318)            624
  Equity in earnings (losses)
    of consolidated
    subsidiaries ............        13,538           5,619           1,920             --         (21,077)             --
                                   --------       ---------       ---------       --------       ---------       ---------
Income (Loss) from Continuing

  Operations Before Taxes ...        11,553           5,610          11,746         12,479         (21,205)         20,183
Income Taxes ................         2,082              --           6,099          1,140              --           9,321
                                   --------       ---------       ---------       --------       ---------       ---------
Income (Loss) from Continuing
  Operations ................         9,471           5,610           5,647         11,339         (21,205)         10,862
Discontinued Operations,
  net .......................        (3,724)             --              --         (1,528)             --          (5,252)
                                   --------       ---------       ---------       --------       ---------       ---------
Net Income (Loss) ...........      $  5,747       $   5,610       $   5,647       $  9,811       $ (21,205)      $   5,610
                                   ========       =========       =========       ========       =========       =========

                           EAGLEPICHER HOLDINGS, INC.
          SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME (LOSS)
                          YEAR ENDED NOVEMBER 30, 2001
                            (IN THOUSANDS OF DOLLARS)

                                                  GUARANTORS
                                   ------------------------------------------
                                                                                      NON-
                                                                                   GUARANTORS
                                                  EAGLEPICHER      SUBSIDIARY       FOREIGN
                                    ISSUER       HOLDINGS, INC.    GUARANTORS     SUBSIDIARIES   ELIMINATIONS      TOTAL
                                   ---------     --------------    ----------     ------------   ------------    ---------

Net Sales:
  Customers .................      $ 47,892       $      --       $ 571,914       $ 69,970       $      --       $ 689,776
  Intercompany ..............        15,398              --          15,185             --         (30,583)             --
                                   --------       ---------       ---------       --------       ---------       ---------
                                     63,290              --         587,099         69,970         (30,583)        689,776
                                   --------       ---------       ---------       --------       ---------       ---------
Operating Costs and Expenses:
  Cost of products sold
    (exclusively of
    depreciation) ...........        35,492              --         497,674         57,165         (30,583)        559,748
  Selling and
    administrative ..........        21,627               5          21,163          6,548              --          49,343
  Intercompany charges ......        (6,329)             --           6,537           (208)             --              --
  Depreciation and
    amortization of
    intangibles .............         3,749              --          35,790          2,799              --          42,338
  Goodwill amortization .....         3,736              --          11,100            989              --          15,825
  Other .....................        12,122              --           7,375            (93)            (11)         19,393
                                   --------       ---------       ---------       --------       ---------       ---------
                                     70,397               5         579,639         67,200         (30,594)        686,647
                                   --------       ---------       ---------       --------       ---------       ---------
Operating Income (Loss) .....        (7,107)             (5)          7,460          2,770              11           3,129
Other Income (Expense):
  Interest (expense)
    income ..................       (11,227)             --         (36,006)           636           7,714         (38,883)
  Other income (expense),
    net .....................         1,069              --           8,689          1,522          (7,714)          3,566
  Equity in earnings (losses)
    of consolidated
    subsidiaries ............       (15,145)        (53,966)          2,183             --          66,928              --
                                   --------       ---------       ---------       --------       ---------       ---------
Income (Loss) from Continuing

  Operations Before Taxes ...       (32,410)        (53,971)        (17,674)         4,928          66,939         (32,188)
Income Taxes (Benefit) ......       (12,689)             --              (8)         2,634              --         (10,063)
                                   --------       ---------       ---------       --------       ---------       ---------
Income (Loss) from Continuing

  Operations ................       (19,721)        (53,971)        (17,666)         2,294          66,939         (22,125)
Discontinued Operations,
  net .......................       (32,073)             --              --            227              --         (31,846)
                                   --------       ---------       ---------       --------       ---------       ---------
Net Income (Loss) ...........      $(51,794)      $ (53,971)      $ (17,666)      $  2,521       $  66,939       $ (53,971)
                                   ========       =========       =========       ========       =========       =========

                           EAGLEPICHER HOLDINGS, INC.
          SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME (LOSS)
                          YEAR ENDED NOVEMBER 30, 2002
                            (IN THOUSANDS OF DOLLARS)

                                                  GUARANTORS
                                   ------------------------------------------
                                                                                      NON-
                                                                                   GUARANTORS
                                                  EAGLEPICHER      SUBSIDIARY       FOREIGN
                                    ISSUER       HOLDINGS, INC.    GUARANTORS     SUBSIDIARIES   ELIMINATIONS      TOTAL
                                   ---------     --------------    ----------     ------------   ------------    ---------
Net Sales:
  Customers .................      $ 50,879       $      --       $ 553,983       $ 77,967       $      --       $ 682,829
  Intercompany ..............        16,411              --          13,628              4         (30,043)             --
                                   --------       ---------       ---------       --------       ---------       ---------
                                     67,290              --         567,611         77,971         (30,043)        682,829
                                   --------       ---------       ---------       --------       ---------       ---------
Operating Costs and Expenses:
  Cost of products sold
    (exclusively of
    depreciation) ...........        36,167              --         465,907         62,574         (30,043)        534,605
  Selling and
    administrative ..........        24,128               5          30,449          5,766              --          60,348
  Intercompany charges ......        (6,322)             --           6,322             --              --              --
  Depreciation and
    amortization of
    intangibles .............         5,434              --          39,449          2,416              --          47,299
  Goodwill amortization .....         3,736              --          11,100            986              --          15,822
  Other .....................         9,595              --           9,283             --              --          18,878
                                   --------       ---------       ---------       --------       ---------       ---------
                                     72,738               5         562,510         71,742         (30,043)        676,952
                                   --------       ---------       ---------       --------       ---------       ---------
Operating Income (Loss) .....        (5,448)             (5)          5,101          6,229              --           5,877
Other Income (Expense):
  Interest (expense) income .        12,680              --         (54,407)          (104)          1,809         (40,022)
  Other income (expense),
    net .....................           601              --           2,549            175          (1,809)          1,516
  Equity in earnings (losses)
    of consolidated
    subsidiaries ............       (31,844)        (19,557)          2,228             --          49,173              --
                                   --------       ---------       ---------       --------       ---------       ---------
Income (Loss) from Continuing

  Operations Before Taxes ...       (24,011)        (19,562)        (44,529)         6,300          49,173         (32,629)
Income Taxes ................           146              --              12          1,780              --           1,938
                                   --------       ---------       ---------       --------       ---------       ---------
Income (Loss) from Continuing

  Operations ................       (24,157)        (19,562)        (44,541)         4,520          49,173         (34,567)
Discontinued Operations,
  net .......................            --              --              --         (2,265)             --          (2,265)
                                   --------       ---------       ---------       --------       ---------       ---------
Net Income (Loss) ...........      $(24,157)      $ (19,562)      $ (44,541)      $  2,255       $  49,173       $ (36,832)
                                   ========       =========       =========       ========       =========       =========

                           EAGLEPICHER HOLDINGS, INC.
            SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED NOVEMBER 30, 2000
                            (IN THOUSANDS OF DOLLARS)

                                                  GUARANTORS
                                      ------------------------------------        NON-
                                                                               GUARANTORS
                                                  EAGLEPICHER    SUBSIDIARY     FOREIGN
                                       ISSUER    HOLDINGS, INC.  GUARANTORS   SUBSIDIARIES    ELIMINATIONS      TOTAL
                                      --------   --------------  ----------  --------------   ------------    ---------
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income (loss) ...............     $  5,747      $  5,610      $  5,647       $  9,811       $(21,205)     $  5,610
Adjustments to reconcile net
  income (loss) to cash provided
  by (used in) operating
  activities:
    Equity in (earnings) loss of
      consolidated
      subsidiaries ..............      (13,538)       (5,619)       (1,920)            --         21,077            --
    Depreciation and
      amortization ..............       11,474            --        43,640          4,685             --        59,799
    Provisions for discontinued
      operations ................           --            --            --             --             --            --
    Loss (Gain) from
      divestitures ..............       14,965            --        (3,870)       (14,244)        (3,149)
    Deferred income taxes .......        4,897            --            --             --             --         4,897
    Changes in assets and
      liabilities, net of effect
      of non-cash items .........      (26,940)            9        11,230        (18,516)        10,793       (23,424)
                                      --------      --------      --------       --------       --------      --------
                                        (3,395)           --        54,727        (18,264)        10,665        43,733
                                      --------      --------      --------       --------       --------      --------
CASH FLOWS FROM INVESTING
  ACTIVITIES
Proceeds from sales of
  divisions .....................       47,002            --        10,430         27,616             --        85,048
Cash paid for acquisitions ......           --            --       (12,306)            --             --       (12,306)
Capital expenditures ............       (6,183)           --       (30,320)        (4,343)            --       (40,846)
Other, net ......................        6,871            --           876         (2,871)          (412)        4,464
                                      --------      --------      --------       --------       --------      --------
                                        47,690            --       (31,320)        20,402           (412)       36,360
                                      --------      --------      --------       --------       --------      --------
CASH FLOWS FROM FINANCING
  ACTIVITIES
Reduction of long-term debt .....      (24,374)           --            --           (183)            --       (24,557)
Net borrowing (repayments) under
  revolving credit agreements ...      (30,340)           --       (21,000)       (10,434)            --       (61,774)
Acquisition of treasury stock ...       (2,371)           --            --             --             --        (2,371)
Other, net ......................        1,454            --            --             --             --         1,454
                                      --------      --------      --------       --------       --------      --------
                                       (55,631)           --       (21,000)       (10,617)            --       (87,248)
                                      --------      --------      --------       --------       --------      --------
Net cash provided by discontinued
  operations ....................        4,563            --            --          1,256             --         5,819
                                      --------      --------      --------       --------       --------      --------
Effect of exchange rates on
  cash ..........................           --            --            --         (1,268)            --        (1,268)
                                      --------      --------      --------       --------       --------      --------
Net increase (decrease) in cash
  and cash equivalents ..........       (6,773)           --         2,407         (8,491)        10,253        (2,604)
Intercompany accounts ...........        5,511            --        (2,738)         6,211         (8,984)           --
Cash and cash equivalents,
  beginning of period ...........        4,064             1           870          5,088             48        10,071
                                      --------      --------      --------       --------       --------      --------
Cash and cash equivalents, end of
  period ........................     $  2,802      $      1      $    539       $  2,808       $  1,317      $  7,467
                                      ========      ========      ========       ========       ========      ========

                           EAGLEPICHER HOLDINGS, INC.
            SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED NOVEMBER 30, 2001
                            (IN THOUSANDS OF DOLLARS)

                                              GUARANTORS
                                  --------------------------------------      NON-
                                                                           GUARANTORS
                                              EAGLEPICHER     SUBSIDIARY    FOREIGN
                                   ISSUER     HOLDINGS, INC.  GUARANTORS  SUBSIDIARIES   ELIMINATIONS      TOTAL
                                  ---------   --------------  ----------  ------------   ------------    ---------
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income (loss) ...........     $(51,794)     $(53,971)      $(17,666)     $  2,521      $ 66,939      $(53,971)
Adjustments to reconcile net
  income (loss) to cash
  provided by operating
  activities:
    Equity in (earnings) loss
       of consolidated
       subsidiaries .........       15,145        53,966         (2,183)           --       (66,928)           --
    Depreciation and
       amortization .........       11,192            --         46,890         3,788            --        61,870
    Provisions for
       discontinued
       operations ...........       30,416            --             --            --            --        30,416
    Loss from divestitures ..        2,105            --             --            --            --         2,105
    Deferred income taxes ...       (9,344)           --             --            --            --        (9,344)
    Changes in assets and
       liabilities, net of
       effect of non-cash
       items ................       12,850             5         (3,737)       (4,965)       28,129        32,282
                                  --------      --------       --------      --------      --------      --------
                                    10,570            --         23,304         1,344        28,140        63,358
                                  --------      --------       --------      --------      --------      --------
CASH FLOWS FROM INVESTING
  ACTIVITIES
Proceeds from sales of
  divisions .................           --            --             --            --            --            --
Capital expenditures ........       (7,208)           --        (16,469)      (12,034)           --       (35,711)
Other, net ..................           26            --          3,753        (4,026)           --          (247)
                                  --------      --------       --------      --------      --------      --------
                                    (7,182)           --        (12,716)      (16,060)           --       (35,958)
                                  --------      --------       --------      --------      --------      --------
CASH FLOWS FROM FINANCING
  ACTIVITIES
Reduction of long-term
  debt ......................      (20,795)           --             --         1,849            --       (18,946)
Net borrowing (repayments)
  under revolving credit
  agreements ................       36,340            --        (28,500)       (1,611)           --         6,229
Acquisition of treasury
  stock .....................       (2,162)           --             --            --            --        (2,162)
Other, net ..................        2,593            --             --        (3,465)           --          (872)
                                  --------      --------       --------      --------      --------      --------
                                    15,976            --        (28,500)       (3,227)           --       (15,751)
                                  --------      --------       --------      --------      --------      --------
Net cash provided by
  discontinued operations ...        4,322            --             --         1,403            --         5,725
                                  --------      --------       --------      --------      --------      --------
Effect of exchange rates on
  cash ......................           --            --             --          (221)           --          (221)
                                  --------      --------       --------      --------      --------      --------
Net increase (decrease) in
  cash and cash
  equivalents ...............       23,686            --        (17,912)      (16,761)       28,140        17,153
Intercompany accounts .......       (9,343)           --         17,844        20,889       (29,390)           --
Cash and cash equivalents,
  beginning of period .......        2,802             1            539         2,808         1,317         7,467
                                  --------      --------       --------      --------      --------      --------
Cash and cash equivalents,
  end of period .............     $ 17,145      $      1       $    471      $  6,936      $     67      $ 24,620
                                  ========      ========       ========      ========      ========      ========

                           EAGLEPICHER HOLDINGS, INC.
            SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED NOVEMBER 30, 2002
                            (IN THOUSANDS OF DOLLARS)

                                                 GUARANTORS
                                    --------------------------------------      NON-
                                                                             GUARANTORS
                                                 EAGLEPICHER    SUBSIDIARY    FOREIGN
                                     ISSUER     HOLDINGS, INC.  GUARANTORS  SUBSIDIARIES   ELIMINATIONS      TOTAL
                                    --------    --------------  ----------  ------------   ------------    ---------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income (loss) .............     $(24,157)     $(19,562)      $(44,541)     $  2,255      $ 49,173      $(36,832)
Adjustments to reconcile net
  income (loss) to cash
  provided by (used in)
  operating activities:
    Equity in (earnings) loss
       of consolidated
       subsidiaries ...........       31,844        19,557         (2,228)           --       (49,173)           --
       Depreciation and
         amortization .........       12,301            --         50,549         3,402            --        66,252
       Provisions for
         discontinued
         operations ...........           --            --             --            --            --            --
       Loss from
         divestitures .........        3,325            --          3,172            --            --         6,497
       Deferred income taxes ..        6,147            --             --            --            --         6,147
       Changes in assets and
         liabilities, net of
         effect of non-cash
         items ................       33,873             5         58,068        (6,629)      (46,689)       38,628
                                    --------      --------       --------      --------      --------      --------
                                      63,333            --         65,020          (972)      (46,689)       80,692
                                    --------      --------       --------      --------      --------      --------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Proceeds from sales of
  divisions ...................        6,927            --          3,100            --            --        10,027
Capital expenditures ..........         (980)           --        (13,566)       (1,851)           --       (16,397)
Proceeds from sale of property
  and equipment, and other,
  net .........................          639            --             --            --            --           639
                                    --------      --------       --------      --------      --------      --------
                                       6,586            --        (10,466)       (1,851)           --        (5,731)
                                    --------      --------       --------      --------      --------      --------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Reduction of long-term debt ...      (32,515)           --             --           (12)           --       (32,527)
Net borrowings (repayments)
  under revolving credit
  agreements ..................       21,966            --        (56,702)           --            --       (34,736)
Acquisition of treasury
  stock .......................         (159)           --             --            --            --          (159)
Other .........................           --            --             --            --            --            --
                                    --------      --------       --------      --------      --------      --------
                                     (10,708)           --        (56,702)          (12)           --       (67,422)
                                    --------      --------       --------      --------      --------      --------
Net cash (used in) discontinued
  operations ..................           --            --             --        (1,713)           --        (1,713)
                                    --------      --------       --------      --------      --------      --------
Effect of exchange rates on
  cash ........................           --            --             --         1,076            --         1,076
                                    --------      --------       --------      --------      --------      --------
Net increase (decrease) in cash
  and cash equivalents ........       59,211            --         (2,148)       (3,472)      (46,689)        6,902
Intercompany accounts .........      (48,662)           --         (3,218)        4,438        47,442            --
Cash and cash equivalents,
  beginning of period .........       17,145             1            471         6,936            67        24,620
                                    --------      --------       --------      --------      --------      --------
Cash and cash equivalents, end
  of period ...................     $ 27,694      $      1       $ (4,895)     $  7,902      $    820      $ 31,522
                                    ========      ========       ========      ========      ========      ========

I.  11.75% CUMULATIVE REDEEMABLE EXCHANGEABLE PREFERRED STOCK

We have 14,191 shares of 11.75% Cumulative Redeemable Exchangeable Preferred Stock outstanding. The Preferred Stock had an initial liquidation preference at February 24, 1998 of $5,637.70 per share which accretes during the first five years after issuance at 11.75% per annum, compounded semiannually, ultimately reaching $10,000 per share on March 1, 2003. No dividends will accrue prior to March 1, 2003, but will be cumulative at 11.75% per annum thereafter. Beginning March 1, 2003, the holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, cash dividends at a rate per annum equal to 11.75%. Such dividends shall be payable in arrears in equal amounts semiannually. Future accretion and dividends on the Preferred Stock are as follows (in thousands of dollars):

                      FISCAL YEAR     ACCRETION   DIVIDENDS
                   -----------------  ---------   ---------
                   2003 ............   $ 3,937     $12,737
                   2004 ............        --      16,674
                   2005 ............        --      16,674
                   2006 ............        --      16,674
                   2007 ............        --      16,674
                   2008 ............        --       4,167
                                       -------     -------
                                       $ 3,937     $83,600
                                       =======     =======

The Preferred Stock is mandatorily redeemable by us on March 1, 2008 or earlier under certain circumstances, but may be redeemed at our option, in whole or in part, at any time after February 28, 2003, at set redemption prices. On February 28, 2003, we may also exchange all of the Preferred Stock for 11.75% Exchange Debentures, which would have terms similar to a debt instrument. This debt instrument would bear interest at 11.75% on the full redemption value in 2008 of approximately $141.9 million with interest payable semiannually and the principle due in 2008. We are required to offer to purchase the Preferred Stock should there be a change in control. Holders of the Preferred Stock have no voting rights except in certain circumstances. The terms of the Preferred Stock contain covenants similar to the covenants in the Senior Subordinated Notes. We are in compliance with these covenants as of November 30, 2002. The Preferred Stock had an estimated fair value of $21.3 million at November 30, 2001 and $28.4 million at November 30, 2002. These estimated fair market values were determined by the primary market maker of the Preferred Stock based on the then current market conditions at those dates as there is generally no significant trading activity in the Preferred Stock.

J.  SHAREHOLDERS' EQUITY (DEFICIT)

Common Stock

On August 31, 2001, we adopted an amendment to our Amended and Restated Certificate of Incorporation to change our capital structure. Effective with this amendment, the total number of shares of common stock which we are authorized to issue is 1,000,000 shares, par value $0.01 per share. The holders of the Common Stock shares are entitled to one vote per share on all matters which may be submitted to the holders of the Common Stock. At the effective time of this amendment, each share of Class A Common Stock and each share of the Class B Common Stock outstanding immediately prior to the effective time was reclassified as one share of Common Stock.

Accumulated Other Comprehensive Income (Loss)

At November 30, 2001 Accumulated Other Comprehensive Loss consisted of a net foreign currency translation loss of $2.5 million, which is net of taxes of $1.3 million, and a net loss on hedging derivatives of $3.2 million, which is net of taxes of $1.7 million. Accumulated Other Comprehensive Loss at November 30, 2002 consisted of a net foreign currency translation loss of $1.4 million, which is net of taxes of $754,000, and a net loss on hedging derivatives of $3.0 million, which is net of taxes of $1.6 million.

K.  INCOME TAXES

The following is a summary of the sources of income (loss) from continuing operations before income taxes (benefit) for the years ended November 30 (in thousands of dollars):

                                2000          2001          2002
                              --------      --------      --------
            United States ..  $ 11,067      $(39,337)     $(40,812)
            Foreign ........     9,116         7,149         8,183
                              --------      --------      --------
                              $ 20,183      $(32,188)     $(32,629)
                              ========      ========      ========

The following is a summary of the components of income taxes (benefit) from continuing operations for the years ended November 30

(in thousands of dollars):

                                   2000          2001         2002
                                 --------      --------      -------
       Current:
         Federal ...........     $  1,445      $ (5,066)     $(5,956)
         Foreign ...........          900         2,700        2,455
         State and local ...           60          (700)         (45)
                                 --------      --------      -------
                                    2,405        (3,066)      (3,546)
       Deferred ............        6,916        (6,997)       5,484
                                 --------      --------      -------
                                 $  9,321      $(10,063)     $ 1,938
                                 ========      ========      =======

The following is a summary of the primary differences between the income tax expense (benefit) from continuing operations and the income tax expense computed using the statutory Federal income tax rate for the years ended November 30 (in thousands of dollars):

                                                             2000          2001          2002
                                                           --------      --------      --------
Income tax expense (benefit) at Federal statutory rate ..  $  7,064      $(11,266)     $(11,420)
Foreign taxes rate differential .........................    (2,866)           49            66
State and local taxes, net of the Federal benefit .......        --          (100)          (29)
Non-deductible amortization relating to goodwill ........     5,400           700           992
Valuation allowance .....................................        --            --        13,813
Other ...................................................      (277)          554        (1,484)
                                                           --------      --------      --------
                                                           $  9,321      $(10,063)     $  1,938
                                                           ========      ========      ========

Components of deferred tax balances as of November 30 are as follows (in thousands of dollars):

                                                                 2001          2002
                                                               --------      --------
Current deferred tax assets attributable to:
  Accrued liabilities ....................................     $ 15,442      $ 15,619
  Reserve for discontinued operations and restructuring ..       14,210           500
  Other ..................................................        1,135           929
                                                               --------      --------
  Current deferred tax asset .............................       30,787        17,048
  Valuation allowance ....................................       (6,500)       (6,250)
                                                               --------      --------
  Current deferred tax asset, net of valuation allowance .       24,287        10,798
                                                               --------      --------
Non-current deferred tax assets (liabilities) attributable
  to:
  Property, plant and equipment ..........................      (10,857)       (7,321)
  Prepaid pension ........................................      (19,137)      (19,177)
  Net operating loss carryforwards .......................        5,901        32,363
  Alternative minimum tax credit carryforwards ...........        5,963            --
  Amortization of intangibles ............................        5,879         5,177
  Other ..................................................        5,311         3,021
                                                               --------      --------
  Non-current deferred tax asset (liability) .............       (6,940)       14,063
  Valuation Allowance ....................................           --       (14,063)
                                                               --------      --------
  Non-current deferred tax asset (liability), net of
     valuation allowance .................................       (6,940)           --
                                                               --------      --------
Net deferred tax asset ...................................     $ 17,347      $ 10,798
                                                               ========      ========

As of November 30, 2002 we had net operating loss carryforwards of $88.0 million in the United States available to offset future taxable income that will begin to expire in 2021.

SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. As of November 30, 2001 and 2002, we recorded a valuation allowance to reduce our deferred tax assets to an amount that is more likely than not to be realized. In estimating levels of future taxable income, we have considered historical results of operations in recent years and the implementation of prudent and feasible tax planning strategies to generate future taxable income. If future taxable income is less than the amount that has been assumed in determining the deferred tax asset, then an increase in the valuation reserve will be required, with a corresponding charge against income. On the other hand, if future taxable income exceeds the level that has been assumed in calculating the deferred tax asset, the valuation reserve could be reduced, with a corresponding credit to income.

L.  PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS, AND COMPENSATION PLANS

Pension and Other Postretirement Benefit Plans

Substantially all of our employees are covered by various pension or profit sharing retirement plans. Our funding policy for defined benefit plans is to fund amounts on an actuarial basis to provide for current and future benefits in accordance with the funding guidelines of ERISA.

Plan benefits for salaried employees are based primarily on employees' highest five consecutive years' earnings during the last ten years of employment. Plan benefits for hourly employees are typically based on a dollar unit multiplied by the number of service years. In December 2002, our board of directors authorized us to change from a "final average pay plan," as described above, to a cash-balance pension plan effective January 1, 2004. All benefits earned through December 31, 2003, will be unchanged. This will apply to all salaried and certain hourly employees.

In addition to providing pension retirement benefits, we make health care and life insurance benefits available to certain retired employees on a limited basis. Generally, the medical plans pay a stated percentage of medical expenses reduced by deductibles and other coverages. Eligible employees may elect to be covered by these health and life insurance benefits if they reach early or normal retirement age while employed by us. In most cases, a retiree contribution for health care coverage is required. We fund these benefit costs primarily on a pay-as-you-go basis.

Net periodic pension and postretirement benefit costs are based on valuations performed by our actuary as of the beginning of each fiscal year. The components of the costs are as follows (in thousands of dollars):

                                                    PENSION BENEFITS                   POSTRETIREMENT BENEFITS
                                          ------------------------------------      ------------------------------
                                            2000          2001          2002         2000       2001         2002
                                          --------      --------      --------      ------     -------      ------
Service cost -- benefits earned
  during the period..................     $  5,006      $  4,790      $  3,933      $  519     $   546      $  463
Interest cost on projected benefit
  obligations .......................       15,662        15,314        15,652       1,191       1,271       1,187
Expected return on plan assets ......      (24,091)      (23,600)      (23,705)         --          --          --
Net amortization and deferral .......          107           210           327          --          --          --
                                          --------      --------      --------      ------     -------      ------
Net periodic cost (income) ..........       (3,316)       (3,286)       (3,793)     $1,710     $ 1,817      $1,650
                                                                                    ======     =======      ======
Special termination benefits ........           --            --         3,674
Other retirement plans ..............        1,228         1,131         1,082
                                          --------      -------      ---------
Total cost of (income from) providing
  retirement benefits ...............     $ (2,088)     $(2,155)     $     963
                                          ========      =======      =========

During 2002, we recognized special termination benefits as a result of determining that a portion of assets in our over-funded pension plan at November 30, 2001 could be made available to pay severance costs. Accordingly, we have amended our pension plan and have provided new or amended severance plans to allow for such payments. Approximately $3.7 million has been or is expected to be paid out of the pension plan, and was recorded as special termination benefits in 2002. Of this amount, $2.7 million in 2001 and $400,000 in 2002 is included in Restructuring expense in our statements of income (loss). In 2000, we recognized curtailment gains of $3.2 million in our pension plan and $569,000 in our postretirement plan due to the reduction in active or eligible participants in the plans primarily from the divestiture of certain divisions

Our board of directors froze our Supplemental Executive Retirement Plan (the "SERP"), effective January 1, 2003. The Compensation Committee of the board of directors has approved replacement of the SERP with a "Pension Restoration Plan" which will allow certain employees whose compensation is greater than $200,000 to receive pension benefits, which are currently limited primarily by governmental regulations. In addition, certain key executives will be provided an additional 5% of compensation per year in lieu of the prior SERP benefits. These will be unfunded and unsecured obligations. We anticipate implementing the Pension Restoration Plan during 2003 effective January 1, 2003.

The pension plans' assets consist primarily of listed equity securities and publicly traded notes and bonds.

The following tables set forth the plans' changes in benefit obligation, plan assets and funded status on the measurement dates, November 30, 2001 and 2002, and amounts recognized in our consolidated balance sheets as of those dates (in thousands of dollars).

                                                                                           POSTRETIREMENT
                                                             PENSION BENEFITS                 BENEFITS
                                                         -------------------------     -----------------------
                                                           2001            2002          2001          2002
                                                         ----------     ----------     ---------     ---------
Changes in Benefit Obligations:
Benefit Obligation, beginning of year ..............     $ 222,353      $ 219,816      $ 17,549      $ 16,509
  Service cost .....................................         4,790          3,933           546           463
  Interest cost ....................................        15,314         15,652         1,271         1,187
  Amendments .......................................           644          2,305            --            --
  Actuarial (gain)/loss ............................       (10,166)         3,397        (1,424)        2,367

  Divestitures and other ...........................           109             --            --            --
  Plan participant's contributions .................            --             --           699           776
  Special termination benefits .....................            --          3,674            --            --
  Benefits paid ....................................       (13,228)       (16,763)       (2,132)       (2,664)
                                                         ---------      ---------      --------      --------
Benefit Obligation, end of year ....................       219,816        232,014        16,509        18,638
                                                         ---------      ---------      --------      --------
Change in Plan Assets:
  Fair Value of Plan Assets, beginning of year .....       267,410        264,104            --            --
  Actual return (loss) on plan assets ..............         9,922        (14,440)           --            --
  Employer contributions ...........................            --             --         1,433         1,888
  Plan participants' contributions .................            --             --           699           776
  Benefits paid ....................................       (13,228)       (16,763)       (2,132)       (2,664)
                                                         ---------      ---------      --------      --------
Fair Value of Plan Assets, end of year .............       264,104        232,901            --            --
                                                         ---------      ---------      --------      --------
Funded Status ......................................        44,288            887       (16,509)      (18,638)
Unrecognized Actuarial (Gain)/Loss .................         8,052         49,205        (1,364)        1,003
Unrecognized Prior Service Cost ....................         2,336          4,704            --            --
                                                         ---------      ---------      --------      --------
Net Prepaid Benefit Cost (Accrued Benefit Liability)
  Recognized .......................................     $  54,676      $  54,796      $(17,873)     $(17,635)
                                                         =========      =========      ========      ========

Weighted average assumptions as of November 30 are:

                                                  PENSION                POSTRETIREMENT
                                                  BENEFITS                  BENEFITS
                                            ---------------------      ------------------
                                              2001         2002          2001      2002
                                            --------     --------      --------  --------
Discount rate ........................        7.25%        6.95%        7.25%      6.95%
Expected rate of return on plan assets        9.25%        9.25%         N/A        N/A
Rate of compensation increase ........        3.00%        3.00%         N/A        N/A

During 2002, we recognized $2.3 million in amendments to our projected benefit obligation related to changes in benefit obligations for our hourly employees. These employees' benefits are periodically increased as a result of negotiations with our unions.

The effect of a 25 basis point change in our discount rate would be to decrease or increase our annual pension cost by $800,000 and the annual post retirement welfare cost by $100,000. Additionally, a 25 basis point change in our expected return on plan assets would change our pension cost by approximately $600,000.

Postretirement benefit costs were estimated assuming retiree health care costs would initially increase at a 12% annual rate. The rate was assumed to decrease 1% per year until it reaches 5% and then remain at that level thereafter. If this annual trend rate would increase by 1%, the accumulated postretirement obligation as of November 30, 2002 would increase by $1.9 million with a corresponding increase of $201,000 in the postretirement benefit expense in 2002. A 1% decrease in this annual trend rate would decrease the accumulated postretirement benefit obligation by $1.5 million and the postretirement benefit expense by $164,000 in 2002.

Compensation Plans

We also offer 401(k) savings plans to our employees in the United States. Participants may contribute a portion of their earnings, of which 50% of their contribution, up to 6% of their earnings, is matched by us. Our matching cost for these plans was $2.1 million in 2000 and 2001 and $1.6 million in 2002. Our board of directors adopted a "401(k) Restoration Plan," effective January 1, 2003, for all employees whose base compensation is greater than $200,000. This will allow all employees to maximize our matching policy without being limited by governmental regulations related to maximum employee contributions into a 401(k) plan. This will be an unfunded and unsecured obligation.

We have a Share Appreciation Plan ("SAP Plan") to reward certain executives and managers whose individual performance and effort will have a direct impact on achieving our profit and growth objectives. Shares of stock are not actually awarded, however participants are awarded units on which appreciation is calculated based upon a formula of the prior year's earnings before interest, taxes, depreciation, and amortization ("EBITDA") minus net debt and preferred stock. The units vested over five years and are payable any time during the sixth through tenth year following the date of award. We recognized income of $1.0 million related to this plan in the fourth quarter of 2001 because the calculated value of the units at November 30, 2001 was below the base price; the units had no value at the end of November 30, 2002 as well. Expense related to the SAP Plan in 2000 was $635,000. It is our intent to no longer grant units under the SAP Plan.

In June 2002, we adopted a "Long-Term Bonus Program", effective December 1, 2001. This plan provides for the grant of units to certain members of management. Individuals are rewarded based on the growth of a unit's value over time. The unit value is determined based on a multiple (6.54x) of our annual EBITDA less net debt and preferred stock, as defined and as adjusted for certain items in the agreement. The initial grant of approximately 500,000 units was completed retroactive to December 1, 2001. The units vest ratably over three years and can be redeemed by the individuals after the vesting period and up to five years, which is when the units expire. No award payments can be made until the earlier of a) September 2004, or b) Dakruiter S.A., a company controlled by Granaria Holdings B.V., our controlling common shareholder, selling all shares of our preferred stock owned by it. Additionally, the potential annual payment of any vested units is limited to certain conditions to prevent any undue financial stress. During 2002, we expensed $1.2 million in Selling and Administrative expense in the statements of income (loss) for the cost associated with this plan.

M.  COMMITMENTS AND CONTINGENCIES

Environmental Matters

We are subject to extensive and evolving Federal, state and local environmental laws and regulations. Compliance with such laws and regulations can be costly. Governmental authorities may enforce these laws and regulations with a variety of enforcement measures, including monetary penalties and remediation requirements. We have policies and procedures in place to ensure that our operations are conducted in compliance with such laws and regulations and with a commitment to the protection of the environment.

We are involved in various stages of investigation and remediation related to environmental remediation projects at a number of sites as a result of past and present operations, including currently-owned and formerly-owned plants. Also, we have received notice that we may have liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as a potentially responsible party at a number of sites ("Superfund Sites").

The ultimate cost of site remediation is difficult to predict given the uncertainties regarding the extent of the required remediation, the interpretation of applicable laws and regulations and alternative remediation methods. Based on our experience with environmental remediation matters, we have accrued reserves for our best estimate of remediation costs, and we do not believe that remediation activities will have a material adverse impact on our financial condition, results of operations or cash flows. In addition, in the course of our bankruptcy described below under Legal Matters, we obtained an agreement with the U.S. Environmental Protection Agency and the states of Arizona, Michigan and Oklahoma whereby we are limited in our responsibility for environmental sites not owned by us that allegedly arise from pre-bankruptcy activities. We retain all of our defenses, legal or factual, at such sites. However, if we are found liable at any of these sites we may be required to pay as if such claims had been resolved in our bankruptcy and therefore our liability is paid at approximately 37%.

We had total expenditures for environmental compliance and remediation of $11.3 million in 2000, $9.1 million in 2001, and $10.0 million in 2002. We estimate that we will spend $12.8 million during 2003. As of November 30, 2002, we had $17.7 million accrued primarily for sold divisions or businesses related to legal and environmental remediation matters, and believe such reserves to be adequate under the current circumstances. In addition, we have $2.4 million recorded in other accrued liabilities related to environmental remediation liabilities for our on-going businesses.

Legal Matters

As a result of sales prior to 1971 of asbestos-containing insulation materials, EPI became the target of numerous lawsuits seeking damages for illness resulting from exposure to asbestos. By the end of 1990, we had paid hundreds of millions of dollars to asbestos litigation plaintiffs and their lawyers. In January 1991, we filed for protection under Chapter 11 of the U.S. Bankruptcy Code as a direct consequence of cash shortfalls attributable to pending asbestos litigation liabilities. On November 29, 1996, we emerged from bankruptcy as a reorganized company. The bankruptcy court issued permanent injunction which precludes holders of present and future asbestos-related or lead-related personal injury claims from pursuing their claims against us. Consequently, we have no further liability in connection with such asbestos-related or lead-related personal injury claims. Instead, those claims will be channeled to the EPI Personal Injury Settlement Trust (the "PI Trust") which is an independently administered qualified settlement trust established to resolve and satisfy those claims. Under the terms of our bankruptcy reorganization, all of the outstanding common stock of the former Eagle-Picher Industries, Inc. was cancelled and newly issued common stock of the reorganized entity was contributed to the PI Trust, together with certain notes and cash. On February 24, 1998, we acquired the reorganized entity from the PI Trust for $702.5 million. A final distribution of approximately $10.9 million was made by us to the PI Trust and all other eligible unsecured claimants in June 2001.

On January 25, 1996, Richard Darrell Peoples, a former employee, filed a lawsuit in the United States District Court for the Western District of Missouri claiming that we violated the federal False Claims Act based on alleged irregularities in testing procedures in connection with certain U.S. Government contracts. Mr. Peoples filed this lawsuit under a procedure which gives a private individual the right to file a lawsuit for a violation of a Federal statute and be awarded up to 30% of any recovery. The government has the right to intervene and take control of such a lawsuit. Following an extensive investigation, the U.S. Government declined the opportunity to intervene or take control of this suit. The allegations in the lawsuit are similar to allegations made by Mr. Peoples, and investigated by our outside counsel, prior to the filing of the lawsuit. Our outside counsel's investigation found no evidence to support any of Mr. Peoples' allegations, except for some inconsequential expense account matters. The case is in a discovery phase. Recently the court disqualified Mr. Peoples' lawyer from the case after he read some of our attorney-client privileged documents that Mr. Peoples took from our lawyers' offices without authorization. We intend to contest this suit vigorously and do not believe that the resolution of this lawsuit will have a material adverse effect on our financial condition, results of operations or cash flows.

On May 8, 1997, Caradon Doors and Windows, Inc. ("Caradon") filed a suit against us in the United States District Court for the Northern District of Georgia alleging breach of contract, negligent misrepresentation, and contributory infringement and seeking contribution and indemnification in the amount of approximately $20.0 million. This suit arose out of patent infringement litigation between Caradon and Therma-Tru Corporation extending over the 1989-1996 time period, the result of which was for Caradon to be held liable for patent infringement. In June 1997, we filed a motion with the United States Bankruptcy Court for the Southern District of Ohio, Western Division, seeking an order that Caradon's claims had been discharged by our bankruptcy and enjoining Caradon from pursuing its lawsuit. On December 24, 1997, the Bankruptcy Court held that Caradon's claims had been discharged and enjoined Caradon from pursuing its lawsuit. Caradon appealed the Bankruptcy Court's decision to the United States District Court for the Southern District of Ohio, and on February 3, 1999, the District Court reversed on the grounds that the Bankruptcy Court had not done the proper factual analysis and remanded the matter back to the Bankruptcy Court. The Bankruptcy Court held a hearing on this matter on September 24 and 25, 2001, and on May 9, 2002 again held that Caradon's claims had been discharged and enjoined Caradon from pursuing the Caradon Suit. Caradon has again appealed this decision to the District Court. We intend to contest this suit vigorously and do not believe that the resolution of this suit will have a material adverse effect on our financial condition, results of operations or cash flows.

As previously reported, last year our former President and Chief Executive Officer, Andries Ruijssenaars, filed a lawsuit against us, certain of our directors, and ABN AMRO Bank in the U.S. District Court for the Southern District of Ohio, Western Division. Mr. Ruijssenaars claimed that we were obligated to purchase his shares of our common stock for approximately $4.7 million rather than $2.8 million as we claimed. Mr. Ruijssenaars' lawsuit also challenged a 2001 amendment to our Supplemental Executive Retirement Plan which changed the determination of benefits under the SERP, and claimed that we were obligated to purchase an annuity for his additional SERP benefit accrued after 2000 and reimburse him for the tax consequences. In the fourth quarter of 2002 we finalized a settlement of the lawsuit, agreeing to pay Mr. Ruijssenaars $3.8 million in December 2002 for his stock and recognize his SERP benefits under the pre-2001 amendment, but not to purchase an annuity or reimburse any taxes. We allocated $2.8 million of the $3.8 million settlement for the stock to our Treasury shares in the accompanying balance sheets and the remaining amount, representing the difference between the formula price and the settlement amount of the stock, was recorded as compensation expense. In addition, we recognized approximately $1.0 million in expense which represents the actuarially determined net present value of his SERP benefits. Granaria Holdings B.V., our controlling common shareholder, and ABN AMRO Bank, N.V., the agent under our senior credit facility and the indirect holder of approximately 37.5% of our common stock, each guaranteed 50% of Mr. Ruijssenaars unfunded SERP payments.

On December 1, 1999, our Technologies Segment acquired the depleted zinc distribution business (the "DZ Business") of Isonics Corporation ("Isonics") for approximately $8.2 million, payable $6.7 million at closing and $1.5 million in three installments of $500,000 each payable on the first three anniversaries of the closing. In connection with the purchase of the DZ Business, we agreed to sell 200 kg of isotopically purified silicon-28 to Isonics. Due to various factors, we did not deliver any silicon-28 to Isonics. Isonics asserted a claim against us for $75.0 million in arbitration for the failure to deliver silicon-28. On July 24, 2002, we paid $2.5 million to Isonics to settle all claims among us and Isonics including the remaining installment payments totaling $1.5 million for the DZ business, and the parties signed mutual general releases.

On October 30, 2001, GMAC Business Credit, LLC (GMAC) and Eagle Trim, Inc. filed a lawsuit in the United States District Court for the Eastern District of Michigan, Southern Division, against us arising out of the sale of our former automotive interior trim division to Eagle Trim. In connection with that sale, we guaranteed to GMAC, which funded the acquisition, that approximately $3.9 million of receivables relating to tooling purchased by us on behalf of customers would be paid by November 2001. Eagle Trim ceased operations during 2001. At that time, Eagle Trim and GMAC alleged that approximately $2.7 million of the tooling receivables had not been collected and did not exist at the time of the sale. On September 30, 2002, we settled this matter by agreeing to pay $5.4 million, which is included in Accrued Divestitures in our balance sheets, to GMAC, payable $1.7 million by December 5, 2002, $1.5 million payable in monthly installments from January 2003 through June 2003, and $2.2 million, payable in monthly installments from July 2003 through October 2005, plus interest at 4.5% per annum.

In addition, we are involved in routine litigation, environmental proceedings and claims pending with respect to matters arising out of the normal course of our business. In our opinion, the ultimate liability resulting from all claims, individually or in the aggregate, will not materially affect our financial position, results of operations or cash flows.

Operating Leases

Future minimum rental commitments over the next five years as of November 30, 2002, under noncancellable operating leases, which expire at various dates, are as follows: $5.5 million in 2003, $5.0 million in 2004, $3.3 million in 2005, $2.6 million in 2006, $2.4 million in 2007, and $2.8 million thereafter. Rent expense was $4.8 million in 2000, $5.7 million in 2001, and $6.4 million in 2002.

Guarantee

We are the guarantor on the lease of a building that was owned by one of our former subsidiaries. We believe the likelihood of being liable for the lease is remote. The original term of the lease expires in 2005; however, there are two five-year renewal terms that we have also guaranteed. The rent for the two five-year renewals is based upon the Consumer Price Index, at the time of renewal, should the buyer of the former subsidiary not exercise its purchase option on the building. The amount of the guarantee is $4.0 million at November 30, 2002; however, this amount excludes any guarantee on the two five-year renewals as those amounts can not be determined as of November 30, 2002.

N.  RELATED PARTY TRANSACTIONS

We have an advisory and consulting agreement with Granaria Holdings B.V., our controlling common shareholder, pursuant to which we pay Granaria Holdings B.V. an annual management fee of $1.8 million. The agreement terminates on the earlier of February 24, 2008 or the end of the fiscal year in which Granaria Holdings, B.V. and its affiliates, in the aggregate, beneficially owns less than 10% of our outstanding common stock. Fees and expenses relating to these services amounted to $2.1 million in 2000 and 2001, and $2.2 million in 2002. At November 30, 2001, $600,000 was accrued in Other Accrued Liabilities in the accompanying balance sheet relating to these fees and expenses. At November 30, 2002, $556,000 was accrued in Other Accrued Liabilities in the accompanying balance sheet relating to these fees and expenses.

During 2002, we paid $800,000 which is included in Other Assets in our balance sheets to a start-up high-technology manufacturing company for the exclusive right to manufacture the start-up companies' battery technology. This asset will be amortized into Cost of Products Sold over the term of the supply arrangement. In addition, an entity affiliated with Granaria Holdings, B.V., our controlling common shareholder, invested $2.0 million for a 14.8% interest, and Thomas R. Pilholski, our Senior Vice President and Chief Financial Officer invested $200,000 for a 1.5% interest. In addition, John H. Weber, our President and Chief Executive Officer, invested $20,000, and David G. Krall, our Senior Vice President and General Counsel, invested $5,000. Both Mr. Weber and Mr. Krall received less than 1% interest for their investments. In addition, Noel Longuemare, a director of our wholly-owned subsidiary, Eagle Picher Technologies, LLC, holds a 5% interest in this start-up company.

O.  BUSINESS SEGMENT INFORMATION

Our business consists of three operating segments: the Automotive Segment, the Technologies Segment and the Filtration and Minerals Segment.

Our Automotive Segment is operated under two separate business units, the Hillsdale division and the Wolverine division. The Hillsdale division produces NVH dampers for engine crankshafts and drivelines, driveline yokes, flanges, transmission and engine pumps, automatic transmission filtration products, chassis corners and knuckle assemblies and other precision machined components. The Wolverine division produces rubber-coated materials and gaskets for automotive and non-automotive applications.

Our Technologies Segment develops and commercializes advanced power systems for defense, aerospace and commercial applications; produces boron isotopes for nuclear radiation containment; supplies ultra-clean scientific containers for pharmaceutical and environmental testing; and provides contract pharmaceutical services. An $8.7 million restructuring charge was recorded in the fourth quarter of 2001, and a $5.5 million restructuring charge was recorded in the second quarter of 2002. See Note E for a discussion of the restructuring charges.

Our Filtration and Minerals Segment mines, processes and markets diatomaceous earth for use as a filtration aid, absorbent, performance additive and soil amendment.

Sales between segments were not material.

Our foreign operations are located primarily in Europe and in Mexico. Our subsidiary guarantor and non-guarantor disclosure included in Note H discloses our net sales and long-lived asset amounts by geographic region. In that note, the columns marked as Issuer, EaglePicher Holdings, Inc., and Subsidiary Guarantors represent all United States operations, and the column marked Non-Guarantor Foreign Subsidiaries represent our foreign operations. Net sales and long-lived assets included in Note H are based on where the sale originates, and where the long-lived assets reside. Included in the United States net sales amounts are export sales to non-affiliated customers of $75.3 million in 2000, $76.7 million in 2001, and $78.6 million in 2003. Intercompany transactions with foreign operations are made at established transfer prices.

The following data represents financial information about our reportable business segments. During 2002, we elected to modify our internal methodology of allocating certain expenses from the corporate segment to the operating segments. In the following tables, the financial information for 2001 and 2000 has been restated to conform to the new 2002 presentation (in thousands of dollars).

                                                     2000           2001           2002
                                                   ---------      ---------      ---------
NET SALES
Hillsdale ....................................     $ 356,130      $ 334,172      $ 342,678
Wolverine ....................................        82,300         74,100         79,367
                                                   ---------      ---------      ---------
  Automotive .................................       438,430        408,272        422,045
                                                   ---------      ---------      ---------
Power Group ..................................        90,600        100,788        104,620
Precision Products-divested July 17, 2002 ....        13,400         10,214          3,435
Specialty Materials ..........................        78,100         75,584         57,400
Chemsyn ......................................         9,300         13,714         13,200
                                                   ---------      ---------      ---------
  Technologies ...............................       191,400        200,300        178,655
                                                   ---------      ---------      ---------
Filtration and Minerals ......................        80,579         82,004         82,129
                                                   ---------      ---------      ---------
Divested Divisions ...........................        42,800             --             --
                                                   ---------      ---------      ---------
Corporate/Intersegment .......................          (700)          (800)            --
                                                   ---------      ---------      ---------
                                                   $ 752,509      $ 689,776      $ 682,829
                                                   =========      =========      =========
OPERATING INCOME (LOSS)
Automotive ...................................     $  28,061      $   7,487      $  10,501
Technologies .................................        15,073          1,539         (1,887)
Filtration and Minerals ......................         4,837          4,730          8,078
Divested Divisions ...........................           976         (2,105)        (6,497)
Corporate/Intersegment .......................        13,256         (8,522)        (4,318)
                                                   ---------      ---------      ---------
                                                   $  62,203      $   3,129      $   5,877
                                                   =========      =========      =========
DEPRECIATION AND AMORTIZATION
Automotive ...................................     $  33,821      $  37,851      $  42,994
Technologies .................................        14,389         14,612         14,346
Filtration and Minerals ......................         5,712          5,482          5,276
Divested Divisions ...........................         2,418             --             --
Corporate/Intersegment .......................           213            218            505
                                                   ---------      ---------      ---------
                                                   $  56,553      $  58,163      $  63,121
                                                   =========      =========      =========
CAPITAL EXPENDITURES
Automotive ...................................     $  33,679      $  27,167      $  11,340
Technologies .................................         3,300          5,500          1,889
Filtration and Minerals ......................         2,100          2,600          1,969
Divested Divisions ...........................         1,400             --             --
Corporate/Intersegment .......................           367            444          1,199
                                                   ---------      ---------      ---------
                                                   $  40,846      $  35,711      $  16,397
                                                   =========      =========      =========
IDENTIFIABLE ASSETS
Automotive ...................................                    $ 324,012      $ 278,936
Technologies .................................                      209,023        169,909
Filtration and Minerals ......................                       52,000         48,721
Divested Divisions ...........................                           --             --
Corporate/Intersegment/Discontinued Operations                      143,899        115,475
                                                                  ---------      ---------
                                                                  $ 728,934      $ 613,041
                                                                  =========      =========

P.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table summarizes the unaudited consolidated quarterly financial results of operations for 2001 and 2002, which we believe include all necessary adjustments for a fair presentation of our interim results.

During the fourth quarter of 2002, we restated the 2001 and 2000 financial statements to reflect the appropriate adoption of EITF 00-10, "Accounting for Shipping and Handling Fees and Costs," as discussed in Note Q. As a result, Net Sales and Cost of Products Sold in prior years comparative financial statements have been restated and increased from the amounts previously reported. Net Sales and Cost of Products Sold were increased by $4.2 million in the first quarter of 2001, $3.6 million in the second quarter of 2001, $5.3 million in the third quarter of 2001, and $3.2 million in the fourth quarter of 2001; $3.9 million in the first quarter of 2002, $4.1 million in the second quarter of 2002, and $3.9 million in the third quarter of 2002. These restatements had no impact on operating income, net income, or cash flows. The following table is in thousands of dollars, except per share amounts.

                                                                                          2001 QUARTERS
                                                                     ------------------------------------------------------
                                                                         Q1             Q2             Q3             Q4
                                                                     ---------      ---------      ---------      ---------
Net sales ......................................................     $ 162,323      $ 183,389      $ 170,802      $ 173,262
Cost of products sold ..........................................       129,489        147,637        141,727        140,895
Operating income (loss) ........................................         8,338          4,845            490        (10,544)
Loss from continuing operations ................................          (920)        (3,148)        (5,037)       (13,020)
Net loss .......................................................       (17,430)        (6,262)       (10,603)       (19,676)
Diluted loss per share from continuing operations ..............         (4.08)         (6.57)         (8.50)        (16.92)
Diluted net loss per share .....................................        (20.80)         (9.74)        (14.18)        (23.75)

                                                                                          2002 QUARTERS
                                                                     ------------------------------------------------------
                                                                         Q1             Q2             Q3             Q4
                                                                     ---------      ---------      ---------      ---------
Net sales ......................................................     $ 158,677      $ 181,878      $ 170,567      $ 171,707
Cost of products sold ..........................................       126,116        141,137        133,123        134,229
Operating income (loss) ........................................         4,535        (10,255)         7,046          4,551
Loss from continuing operations ................................        (6,180)       (21,523)        (2,669)        (4,195)
Net loss .......................................................        (6,207)       (21,968)        (3,571)        (5,086)
Diluted loss per share from continuing operations ..............        (10.01)        (26.17)         (6.63)         (8.44)
Diluted net loss per share .....................................        (10.04)        (26.63)         (7.57)         (9.36)

During the fourth quarter of 2001, our operating income (loss) was significantly impacted as a result of recording $14.1 million in restructuring charges related to our Technologies Segment's operations and the relocation of our corporate headquarters to Phoenix, Arizona.

During the second quarter of 2002 our operating income (loss) was significantly impacted as a result of recording $5.5 million in restructuring charges related to exiting our Gallium business within our Technologies Segment, approximately $5.9 million of losses related to divestitures for divisions sold in prior years, a $3.1 million charge in our Technologies Segment primarily related to inventories damaged in a fire, and $4.8 million of legal and settlement charges, included in Selling and Administrative expenses as described under Legal Matters in Note M.

During the fourth quarter of 2002, our domestic operations changed from the LIFO to the FIFO method of inventory valuation. This change in accounting principle was made to provide a better matching of revenue and expenses and to be consistent with prevalent industry practice. This accounting change resulted in a credit to Cost of Products Sold of approximately $1.0 million in the fourth quarter of 2002.

Q.  RESTATEMENT FOR TRANSPORTATION COSTS BILLED TO CUSTOMERS

In the fourth quarter of fiscal 2002, we restated the 2000 and 2001 financial statements to reflect the appropriate adoption of EITF 00-10, "Accounting for Shipping and Handling Fees and Costs." We should have adopted EITF 00-10 in the fourth quarter of 2001. EITF 00-10 states that all amounts billed to a customer in a sale transaction related to shipping and handling represent revenues earned for the goods provided and should be classified as revenue. Prior to the adoption of EITF 00-10, some of the costs billed to customers for shipping and handling (our transportation expenses) were included as an offset to our costs. This restatement had no impact on operating income, net income, or cash flows. The impacts to the financial statements for the years ended November 30, 2000 and 2001 are shown below (in thousands of dollars):

                                                           2000         2001
                                                         --------     --------
Net Sales as originally reported ...................     $737,009     $673,476
Increase in Net Sales ..............................       15,500       16,300
                                                         --------     --------
Restated Net Sales .................................     $752,509     $689,776
                                                         ========     ========
Cost of Products Sold (exclusive of depreciation) as
  originally reported ..............................     $578,188     $543,448
Increase in Cost of Products Sold ..................       15,500       16,300
                                                         --------     --------
Restated Cost of Products Sold (exclusive of
  depreciation) ....................................     $593,688     $559,748
                                                         ========     ========

R.  SUBSEQUENT EVENTS

During the second quarter of 2003, we reached an agreement in principle for the sale of certain assets at our Hillsdale U.K. Automotive operation (a component of our Automotive Segment) for cash of $1.1 million. This sale closed on June 11, 2003. In addition, we will be winding down the remaining operations of our Hillsdale U.K. Automotive operation during 2003. Accordingly, effective May 31, 2003, upon receipt of authority from our Board of Directors, we discontinued the operations of our Hillsdale U.K. Automotive operation and restated all prior period financial statements. In addition, in the second quarter of 2003, we recognized a Loss on Disposal of Business of $3.0 million, which is net of a $600,000 tax benefit related to this sale. At May 31, 2003, the assets of our Hillsdale U.K. Automotive Operation have been reclassified as Assets of discontinued operations, and the liabilities have been reclassified as Liabilities of discontinued operations. We expect to incur the following shutdown costs during 2003 related to our Hillsdale U.K. Automotive operation (in thousands of dollars):

                  One-time termination benefits....     $  642
                  Contract termination costs.......        100
                  Facility closure and other.......        420
                                                        ------
                                                        $1,162
                                                        ======

In the second quarter of 2003, we recorded a $5.7 million gain primarily related to the settlement of a claim with our insurance carrier over the coverage on a fire during 2002 at our Seneca, Missouri non-operating facility.

During the second quarter of 2003, we sold to our controlling common shareholder, Granaria Holdings B.V.; Bert Iedema, one of our directors and an executive officer of Granaria Holdings B.V.; and certain of our executive officers the 69,500 shares of common stock held in our Treasury for $13.00 per share, or $0.9 million. In connection with this stock issuance, we reclassified the balance in our Treasury, or $7.2 million, to Additional Paid-in Capital in our accompanying balance sheets.

In July 2003, we announced the commencement of a cash tender offer and consent solicitation for our 9 3/8% Senior Subordinated Notes Due 2008.

In July 2003, we engaged ABN AMRO Incorporated and UBS Securities LLC to act as joint lead arrangers in connection with a new senior secured credit facility to refinance our existing senior secured credit facility, which matures in February 2004.